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                                                                    Exhibit 10.1

                                                                  EXECUTION COPY


                      APPLIED EXTRUSION TECHNOLOGIES, INC.

                                CREDIT AGREEMENT

                            Dated as of April 7, 1994

                         and Amended and Restated as of

                                January 29, 1998

                                  $70,000,000

                            THE CHASE MANHATTAN BANK
                             as Administrative Agent

                          LASALLE BUSINESS CREDIT, INC.
                                   as Co-Agent

                              CHASE SECURITIES INC.
                                   as Arranger
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                                TABLE OF CONTENTS

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Section 1. Definitions and Accounting Matters.

1.01 Certain Defined Terms .................................................   1
1.02 Accounting Terms and Determinations ...................................  20
1.03 Types of Loans ........................................................  21

Section 2. Working Capital Commitments

2.01 Loans .................................................................  21
2.02 Letters of Credit .....................................................  21
2.03 Reductions of Working Capital Commitments .............................  24
2.04 Fees ..................................................................  25
2.05 Lending Offices .......................................................  26
2.06 Several Obligations ...................................................  26
2.07 Notes .................................................................  26
2.08 Use of Proceeds .......................................................  26

Section 3. Borrowings, Conversions and Prepayments

3.01 Borrowings ............................................................  26
3.02 Prepayments and Conversions ...........................................  26

Section 4. Payments of Principal and Interest

4.01 Repayment of Loans ....................................................  29
4.02 Interest ..............................................................  29

Section 5. Payments; Pro Rata Treatment; Computations; Etc

5.01 Payments ..............................................................  31
5.02 Pro Rata Treatment ....................................................  31
5.03 Computations ..........................................................  32
5.04 Minimum and Maximum Amounts; Types ....................................  32
5.05 Certain Notices .......................................................  32
5.06 Non-Receipt of Funds by the Administrative Agent ......................  33
5.07 Sharing of Payments, Etc. .............................................  34
5.08 Taxes .................................................................  35
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Section 6. Yield Protection and Illegality

6.01 Additional Costs ......................................................  37
6.02 Limitation on Types of Loans ..........................................  38
6.03 Illegality ............................................................  39
6.04 Substitute Base Rate Loans ............................................  39
6.05 Compensation ..........................................................  40
6.06 Additional Costs in Respect of Letters of Credit ......................  40
6.07 Capital Adequacy ......................................................  41

Section 7. Conditions Precedent to all Loans and Letters of Credit

7.01 Loans and Letters of Credit ...........................................  41

Section 8. Representations and Warranties

8.01 Corporate Existence ...................................................  42
8.02 Information ...........................................................  42
8.03 Litigation ............................................................  43
8.04 No Breach .............................................................  43
8.05 Corporate Action ......................................................  43
8.06 Approvals .............................................................  44
8.07 Regulations U and X ...................................................  44
8.08 ERISA .................................................................  44
8.09 Taxes .................................................................  44
8.10 Subsidiaries; Agreements ..............................................  44
8.11 Investment Company Act ................................................  45
8.12 Public Utility Holding Company Act ....................................  45
8.13 Ownership and Use of Properties .......................................  45
8.14 Environmental Matters .................................................  45
8.15 Year 2000 Issue .......................................................  49

Section 9. Covenants

9.01 Information ...........................................................  49
9.02 Taxes and Claims ......................................................  54
9.03 Insurance .............................................................  54
9.04 Maintenance of Existence; Conduct of Business .........................  55
9.05 Maintenance of and Access to Properties ...............................  55
9.06 Compliance with Applicable Laws .......................................  56
9.07 Litigation ............................................................  56


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                                                                            PAGE
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9.08 Indebtedness ..........................................................  56
9.09 Net Worth .............................................................  56
9.10 Interest Coverage Ratio ...............................................  57
9.11 Leverage Ratio ........................................................  57
9.12 Mergers, Asset Dispositions, Acquisitions, Etc ........................  58
9.13 Liens .................................................................  59
9.14 Investments ...........................................................  60
9.15 Restricted Payments ...................................................  60
9.16 Transactions with Affiliates ..........................................  60
9.17 Lines of Businesses ...................................................  61
9.18 Capital Expenditures ..................................................  61
9.19 Modification of Other Agreements ......................................  62
9.20 Bank Accounts .........................................................  62
9.21 Environmental Matters .................................................  62
9.22 Senior Notes ..........................................................  63
9.23 Certain Obligations Respecting Guaranties and Collateral ..............  63

Section 10. Defaults

10.01 Events of Default ....................................................  64
10.02 Collateral Account ...................................................  68

Section 11. The Administrative Agent

11.01 Appointment, Powers and Immunities ...................................  68
11.02 Reliance by Administrative Agent .....................................  69
11.03 Defaults .............................................................  69
11.04 Rights as a Lender ...................................................  70
11.05 Indemnification ......................................................  70
11.06 Non-Reliance on Administrative Agent and Other Lenders ...............  70
11.07 Failure to Act .......................................................  71
11.08 Resignation or Removal of Administrative Agent .......................  71
11.09 Collateral Sub-Agents ................................................  72

Section 12. Miscellaneous

12.01 Waiver ...............................................................  72
12.02 Notices ..............................................................  72
12.03 Expenses, Etc. .......................................................  72
12.04 Indemnification ......................................................  73
12.05 Amendments, Etc ......................................................  73


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12.06 Successors and Assigns ...............................................  74
12.07 Confidentiality ......................................................  75
12.08 Survival .............................................................  76
12.09 Captions .............................................................  76
12.10 Counterparts; Integration ............................................  76
12.11 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER
       OF JURY TRIAL .......................................................  76

Section 13. Conditions Precedent to Effectiveness

13.01 Effectiveness ........................................................  77

                                    Schedules
SCHEDULE I    - Assigned Agreements
SCHEDULE II   - Security Documents
SCHEDULE III  - [intentionally deleted]
SCHEDULE IV   - Special Account Debtors
SCHEDULE V    - Investments
SCHEDULE VI   - Agreements; Liens
SCHEDULE VII  - Environmental Matters
SCHEDULE VIII - Insurance

                                    Exhibits

EXHIBIT A - [intentionally deleted]
EXHIBIT B - Form of Working Capital Note
EXHIBIT C - Form of Borrowing Base Certificate
EXHIBIT D - Forms of Opinions of Counsel to the Company
EXHIBIT E - Form of Opinion of Special Counsel to the Administrative Agent EXHIBIT F - Form of Company Security Agreement
EXHIBIT G - Form of Company Pledge Agreement
EXHIBIT H - Form of Subsidiary Guaranty
EXHIBIT I - Form of Guarantor Acknowledgment
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                                CREDIT AGREEMENT

      AGREEMENT dated as of April 7, 1994 and amended and restated as of January 29, 1998 among: APPLIED EXTRUSION TECHNOLOGIES, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (together with its successors, the "Company"); each of the lenders which is or which may from time to time become a signatory hereto (individually, together with its successors, a "Lender" and, collectively, together with their respective successors, the "Lenders"); and THE CHASE MANHATTAN BANK, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

      WHEREAS, the Company is a party to a Credit Agreement (as heretofore amended, the "Original Agreement") dated as of April 7, 1994, together with each of the Lenders and The Chase Manhattan Bank, as administrative agent for the Lenders;

      WHEREAS, the parties hereto desire to further amend the Original Agreement to provide for aggregate working capital commitments of $70,000,000 by combining and increasing the amount of working capital commitments and term commitments available under the Original Agreement, and to make certain additional changes; and

      WHEREAS, in order to set forth in one document, for the convenience of the parties, the text of the Original Agreement as heretofore amended and as amended by the amendments to be made upon the effectiveness hereof, the Original Agreement as heretofore amended will, upon satisfaction of the conditions set forth in Section 13.01 hereof, be amended and restated to read in full as set forth herein;

      The parties hereto agree as follows:

      Section 1. Definitions and Accounting Matters.

      1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

      "Acquisition Documents" shall mean the Purchase Agreement, including the exhibits and schedules thereto, and all agreements, documents and
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instruments executed and delivered pursuant to or in connection with any of the foregoing.

      "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, siblings, spouse, children, stepchildren, nephews, nieces and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly more than 5% of the securities having ordinary voting power for the election of directors or other governing body of a corporation or more than 5% of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

      "Amended Agreement" shall mean this Credit Agreement dated as of April 7, 1994 and amended and restated as of January 29, 1998 among the Company, the Lenders and the Administrative Agent.

      "Applicable Lending Office" shall mean, for each Lender and for each Type of Loan or Letter of Credit, the Lending Office of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan or Letter of Credit below its name on the signature pages hereof or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such Type or such Letters of Credit are to be made and/or issued and maintained.

      "Applicable Margin" shall mean, with respect to any Loan, the following percentages (calculated as a function of the Type of such Loan):

      (a) for Base Rate Loans: 1-1/4% per annum

      (b) for Eurodollar Loans: 2-1/2% per annum

      "Appraisers" shall mean Kostner Industries, L.R. Denton & Co. and Cushman & Wakefield of Pennsylvania, Inc., or one or more other independent property appraisers acceptable to the Administrative Agent from time to time.


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      "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (as any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

      "Assigned Agreements" shall mean, collectively, the agreements listed on
Schedule I hereto, as each such agreement shall, subject to Section 9.19 hereof, be modified and supplemented and in effect from time to time.

      "Available PP&E Amount" shall mean, as at any date of determination thereof, the sum of (x) 25% of Eligible Machinery and Equipment plus (y) 25% of Eligible Real Property, in each case determined as provided in the respective definition thereof.

      "Bankruptcy Code" shall mean the United States Bankruptcy Code, as now or hereafter in effect, or any successor statute.

      "Base CD Rate" means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

      "Base Rate" shall mean, with respect to any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the Prime Rate or (iii) the Base CD Rate plus 1%. Any change in the Base Rate due to a change in the Federal Funds Rate, the Prime Rate or the Base CD Rate shall be effective from and including the effective date of such change in the Federal Funds Rate, the Prime Rate or the Base Rate, respectively.

      "Base Rate Loans" shall mean Loans which bear interest at a rate based upon the Base Rate.

      "Basic Documents" shall mean the Financing Documents, the Assigned Agreements, the Indenture, the Senior Notes and any other agreement governing

      "Borrowing Base" shall mean, as at any date, the amount of the Borrowing Base as of the date of the Borrowing Base Certificate then most recently delivered


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pursuant to Section 9.01(c) (the "Borrowing Base Date"), determined by calculating the sum of (i) 85% of the aggregate amount of Eligible Receivables at the Borrowing Base Date plus (ii) 50% of the aggregate amount of Eligible Inventory at the Borrowing Base Date plus (iii) the Available PP&E Amount as at the Borrowing Base Date; provided that (x) the amount determined pursuant to clause (ii) shall at no time exceed 50% of the Borrowing Base and (y) the amount determined pursuant to clause (iii) shall at no time exceed 40% of the Borrowing Base.

      "Borrowing Base Certificate" shall mean a certificate, duly executed by a Senior Officer, appropriately completed and in substantially the form of Exhibit C hereto.

      "Business Day" shall mean any day other than a day on which commercial banks are authorized or required to close in New York City and, if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, conversion or Interest Period, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

      "Capital Expenditures" shall mean expenditures in respect of fixed or capital assets by the Company or any of its Subsidiaries, including the capital portion of lease payments made in respect of Capital Lease Obligations, but excluding (i) expenditures for the restoration or replacement of fixed assets to the extent financed by the proceeds of any Property/Business Interruption Insurance Policy and (ii) expenditures to the extent financed with proceeds from the disposition of assets made pursuant to and in accordance with Section 9.12(ii).

      "Capital Lease Obligations" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

      "Cash Flow" shall mean, for any period, (i) the sum (without duplication), determined on a consolidated basis for the Company and its Subsidiaries, of (x) operating profit of the Company and its Subsidiaries (calculated before provision for income taxes, interest expense, extraordinary and non-recurring items and


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income attributable to equity in affiliates) for such period plus (y)
depreciation, amortization and other non-cash items (to the extent deducted in determining operating profit) for such period minus (ii) proceeds received during such period (to the extent included in determining operating profit) of any Property Insurance Policy.

      "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

      "Chase" shall mean The Chase Manhattan Bank and its successors.

      "Closing Date" shall mean the date of the initial Loans under the Original Agreement.

      "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

      "Collateral Monitor" shall mean LaSalle Business Credit, Inc., in its capacity as collateral monitor for the Lenders, and its successors in such capacity (including any successor designated by the Majority Lenders).

      "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

      "Current Assets" shall mean at any date the current assets (excluding cash and cash equivalents and prepaid expenses) of the Company and its Subsidiaries determined on a consolidated basis as of such date.

      "Current Liabilities" shall mean at any date the consolidated current liabilities (excluding the current portion of long-term Indebtedness) of the Company and its Subsidiaries plus the current liabilities of any Person (other than the Company or one of its Subsidiaries) which are Guaranteed by the Company or one of its Subsidiaries, all determined on a consolidated basis as of such date.

      "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

      "Dollars" and "$" shall mean lawful money of the United States of America.


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      "Effective Date" has the meaning specified in Section 13.01.

      "Eligible Inventory" shall mean, as at any date of determination thereof, the value (determined at the lower of cost or market on an average cost basis) of all Inventory owned by (and in the possession or under the control of) the Company or any Subsidiary Guarantor and located in a jurisdiction in the United States of America or Canada as to which appropriate Uniform Commercial Code financing statements (or, in the case of Inventory located in Canada, comparable filings) have been filed naming the Company or such Subsidiary Guarantor, as the case may be, as "debtor" and the Administrative Agent as "secured party"; provided that Eligible Inventory shall not include any of the following: (a) catalogs and other promotional materials of any kind; (b) work in process; (c) any returned items not eligible for resale; (d) any damaged, defective or recalled items not eligible for resale; (e) prototypes or salesmen's samples;
(g) any items of Inventory which have been consigned to the Company or a Subsidiary Guarantor or as to which a Person claims a Lien other than a Permitted Lien (as defined in the Security Documents); (h) any items of Inventory which have been consigned by the Company or a Subsidiary Guarantor to a consignee; (i) packing and shipping materials; (j) Inventory located on premises leased by the Company or a Subsidiary Guarantor from a landlord from which the Administrative Agent did not receive a landlord's waiver on terms satisfactory to the Collateral Monitor within 90 days after the Closing Date, or with respect to which the Company or such Subsidiary Guarantor has not entered into arrangements reasonably satisfactory to the Collateral Monitor to evidence payment of amounts owed to the landlord (provided that the amount of Eligible Inventory with respect to which such arrangements not involving a waiver have been made shall not exceed $5,000,000); and (k) Inventory which in the reasonable judgment of the Majority Lenders is considered to be not merchantable.

      "Eligible Machinery and Equipment" shall mean, as at any date of determination thereof, the orderly in-place liquidation value (as most recently determined by the Appraiser pursuant to Section 7.01(r) or 9.01(e)(ii) of the Original Agreement or Section 9.01(e)(ii)) or, if more recent, the cost (as determined by the Company pursuant to Section 13.01(h) of all machinery and equipment owned by (and in the possession of) the Company or any Subsidiary Guarantor and located in a jurisdiction in the United States of America or Quebec as to which appropriate Uniform Commercial Code financing statements (or, in the case of machinery or equipment located in Quebec, comparable filings in Quebec) have been filed naming the Company or such Subsidiary Guarantor, as the case may be, as "debtor" and the Administrative Agent a "secured party"; provided that Eligible Machinery and Equipment shall not include any of the following: (a) any items of machinery and equipment as to which any Person claims a Lien other than a Permitted Lien (as defined in the Security Documents);


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(b) any items of machinery and equipment which are damaged or defective; and (c)
machinery and equipment located on premises leased by the Company or a Subsidiary Guarantor from a landlord from which the Administrative Agent has not received a landlord's waiver on terms satisfactory to the Collateral Monitor.

      "Eligible Real Property" shall mean, as at any date of determination thereof, the fair market value (as most recently determined by the Appraisers pursuant to Section 7.01(r) or 9.01 (e)(ii) of the Original Agreement or Section 9.01(e)(ii)) of all real property owned by (and in the possession of) the Company or any Subsidiary Guarantor and located in a jurisdiction in the United States of America or Quebec as to which surveys and title reports acceptable to the Majority Lenders have been received and appropriate mortgages (or, in the case of real property located in Quebec, deeds of hypothecation) have been filed and recorded naming the Company or such Subsidiary Guarantor, as the case may be, as "mortgagor" (or, in the case of real property located in Quebec, "grantor") and the Administrative Agent as "mortgagee" (or, in the case of real property located in Quebec, "creditor").

      "Eligible Receivables" shall mean, as at any date of determination thereof, the aggregate of all Receivables at said date due to the Company or a Subsidiary Guarantor other than the following (determined without duplication):

            (a) all Receivables which, at the date of the original issuance of the respective invoice therefor, were payable more than 60 days after such date,

            (b) any Receivable due from an account debtor whose principal place of business is located outside the United States of America or Canada,

            (c) any Receivable due from (i) an Affiliate of the Company or (ii) an account debtor which is the subject of bankruptcy, insolvency or similar proceedings or which the Majority Lenders (through the Administrative Agent) have notified the Company does not have a satisfactory credit standing (as determined in the sole discretion of the Majority Lenders),

            (d) any Receivable which remains unpaid for more than 60 days after the date set forth for payment in the invoice originally issued therefor,


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            (e) all Receivables due from any account debtor if more than 50% of the aggregate amount of the Receivables due from such account debtor are otherwise excluded from the definition of "Eligible Receivables",

            (f) any Receivable as to which there is any unresolved dispute with, or claim or defense by, the respective account debtor (but only to the extent of such dispute, claim or defense),

            (g) any Receivable due from an account debtor that is the United States of America or any department, agency or instrumentality thereof, unless the Company has complied with the Federal Assignment of Claims Act of 1940,

            (h) any Receivable evidenced by an instrument (as defined in Article 9 of the Uniform Commercial Code) not in the possession of the Administrative Agent and any other Receivable in which the Administrative Agent does not have a perfected first priority security interest,

            (i) except as otherwise provided in Schedule IV hereto, as such schedule may be modified from time to time by the Administrative Agent with the consent of the Majority Lenders, if the Receivables due from any account debtor exceed an amount equal to 20% of the aggregate of all Receivables at said date, an amount of such Receivables equal to such excess, and

            (j) any Receivable with respect to which goods are placed on consignment, guaranteed sale, bill-and-hold, repurchase or return, or other terms by reason of which payment by the account debtor may be conditional.

      "Environmental Laws" shall mean any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or release of pollutants, contaminants, wastes or other hazardous substances into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, wastes or other hazardous substances or the clean-up or other remediation thereof.


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

      "Environmental Liabilities" shall mean all liabilities in connection with or relating to the business, assets, presently or previously owned or leased property, activities (including, without limitation, off-site disposal) or operations of the Company and each Subsidiary, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by Environmental Laws (including, without limitation, any matter disclosed or required to be disclosed in Schedule VII hereto).

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "Eurodollar Base Rate" shall mean, with respect to any Eurodollar Loans, the rate per annum determined by the Administrative Agent to be the average of the rates quoted by the Reference Lenders at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the day two Business Days prior to the first day of the Interest Period for such Loans for the offering by the Reference Lenders to leading banks in the London interbank market of Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the respective Eurodollar Loans of the Reference Lenders to which such Interest Period relates. If any Reference Lender is not participating in any Eurodollar Loans during the Interest Period therefor (pursuant to Section 6.04 hereof or for any other reason), the Eurodollar Base Rate for such Loans for such Interest Period shall be determined by reference to the amount of the Loan which such Reference Lender would have made had it been participating in such Loans. If any Reference Lender does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Lender or Lenders or, if none of such quotations is available on a timely basis, the provisions of Section 6.02 shall apply.

      "Eurodollar Loans" shall mean Loans the interest on which is determined on the basis of rates referred to in the definition of "Eurodollar Base Rate" in this Section 1.01.

      "Eurodollar Rate" shall mean, for any Eurodollar Loans, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to (i) the Eurodollar Base Rate for such Loans for the Interest Period for such Loans divided by (ii) 1 minus the Reserve Requirement for such Loans for such Interest Period.

      "Event of Default" shall have the meaning assigned to such term in Section
10.01 hereof.


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

      "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Chase on such day on such transactions as determined by the Administrative Agent.

      "Financing Documents" shall mean this Agreement, the Subsidiary Guaranty, the Guarantor Acknowledgment, the Notes and the Security Documents.

      "Funded Indebtedness" shall mean Indebtedness which matures more than one year after the incurrence thereof or is extendible, renewable or refundable, at the option of the obligor, to a date more than one year after the incurrence thereof (including the current portion thereof).

      "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States consistently applied.

      "Guarantor Acknowledgment" shall mean the Guarantor Acknowledgment dated as of the Effective Date, substantially in the form of Exhibit I hereto.

      "Guaranty" by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, other than agreements to purchase goods at an arm's length price in the ordinary course of business) or (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

      "Hazardous Substances" shall mean any pollutants, contaminants, wastes or other toxic, radioactive, caustic or otherwise hazardous substances, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having constituent elements displaying any of the foregoing characteristics, regulated under Environmental Laws.

      "Indebtedness" shall mean, as to any Person (determined without duplication): (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services, other than accounts payable (other than for borrowed money) incurred in the ordinary course of business; (ii) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (whether or not such obligations are contingent); (iii) Capital Lease Obligations of such Person; (iv) obligations of such Person to redeem or otherwise retire shares of capital stock of such Person; (v) all obligations of such Person under or in respect of currency exchange contracts and Interest Rate Protection Obligations; and (vi) indebtedness of others of the type described in clause (i), (ii), (iii), (iv) or (v) above secured by a Lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person; and (vii) indebtedness of others of the type described in clause (i), (ii), (iii), (iv) or (v) above Guaranteed by such Person.

      "Indenture" shall mean the Indenture dated as of April 7, 1994 between the Company and United States Trust Company of New York, as Trustee, as such agreement shall, subject to Section 9.19 hereof, be modified and supplemented and in effect from time to time.

      "Interest Expense" shall mean, for any period, the sum (determined without duplication) of the aggregate amount of interest accruing during such period on Indebtedness of the Company and its Subsidiaries (on a consolidated basis), including the interest portion of payments under Capital Lease Obligations and any capitalized interest, and excluding amortization of debt discount and expense.

      "Interest Period" shall mean, with respect to any Eurodollar Loans, the period commencing on the date such Loans are made or converted from Base Rate Loans or the last day of the next preceding Interest Period with respect to such Loans and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Company may select as provided in
Section 5.05 hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) no Interest Period may end after the last day of the Working Capital Availability Period; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clause (i) above, no Interest Period shall have a duration of less than one month and, if the Interest Period therefor would otherwise be a shorter period, such Loans shall not be available hereunder.

      "Interest Rate Protection Obligations" shall mean the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

      "IRB Letter of Credit" shall mean one or more Participation Letters of Credit securing the Company's obligations in respect of outstanding City of Salem, Massachusetts Flexible Mode Industrial Development Revenue Bonds (Applied Extrusion Technologies, Inc. Issue), in form and substance satisfactory to Chase.

      "Inventory" shall mean inventory (as defined in Article 9 of the Uniform Commercial Code) to the extent comprised of readily marketable materials, products or goods of a type manufactured or consumed by the Company or any Subsidiary Guarantor in the ordinary course of business as presently conducted.

      "Investments" shall have the meaning assigned to such term in Section 9.14 hereof.

      "Letter of Credit" shall have the meaning assigned to such term in Section 2.02(a) hereof.

      "Letter of Credit Liabilities" shall mean, at any time and in respect of any Letter of Credit, the sum of (i) the amount available for drawings under such Letter of Credit plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at the time due and payable in respect of previous drawings made under such Letter of Credit.

      "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company and each of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

      "Liquid Investments" shall mean (i) certificates of deposit maturing within 180 days of the acquisition thereof denominated in Dollars and issued by
(X) a Lender or (Y) a bank or trust company having combined capital and surplus of at least $500,000,000 and which has (or which is a Subsidiary of a bank holding company which has) publicly traded debt securities rated AA or higher by Standard & Poor's Corporation or Aa-2 or higher by Moody's Investors Service, Inc.; (ii) obligations issued or guaranteed by the United States of America, with maturities not more than 180 days after the date of issue; and (iii) commercial paper with maturities of not more than 90 days and a published rating of not less than A-1 from Standard & Poor's Corporation or P-1 from Moody's Investors Service, Inc.

      "Loans" shall mean the loans provided for by Section 2.01 hereof.

      "Majority Lenders" shall mean, at any time while no Loans or Letter of Credit Liabilities are outstanding, Lenders having at least 51% of the aggregate amount of the Working Capital Commitments and, at any time while any Loans or Letter of Credit Liabilities are outstanding, Lenders holding at least 51% of the outstanding aggregate principal amount of the Loans and Letter of Credit Liabilities (including, without limitation, participations in the Participation Letters of Credit).

      "Material Adverse Effect" means (i) a material adverse effect on the condition (financial or otherwise), results of operations, properties, assets, liabilities (including, without limitation, tax and ERISA liabilities and Environmental Liabilities), business, operations, capitalization, stockholders' equity, licenses, franchises or prospects of the Company and its Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of any the Company or any Subsidiary to perform its obligations under each Basic Document to which it is a party; or (iii) a material adverse effect on the rights and remedies of the Administrative Agent and the Lenders under the Financing Documents.

      "Mortgages" shall mean, collectively, the mortgages, deeds of trust, deeds of hypothecation, leasehold mortgages, leasehold deeds of trust and similar instruments listed on Schedule II, each in form and substance satisfactory to the

Administrative Agent, executed by the respective mortgagors in favor of the Administrative Agent for the benefit of the Lenders.

      "Multiemployer Plan" shall mean at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period.

      "Net Cash Proceeds" shall mean, in each case as set forth in reasonable detail in a certificate of a Senior Officer delivered to the Administrative
Agent: (a) with respect to the disposition of any asset by the Company or any of its Subsidiaries, the excess, if any, of (i) the cash received (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such disposition over (ii) the sum of (A) the amount of any Indebtedness which is secured by such asset and which is required to be repaid in connection with the disposition thereof, plus (B) the reasonable out-of-pocket expenses incurred by the Company or such Subsidiary, as the case may be, in connection with such disposition, plus (C) provision for taxes, including income taxes, attributable to the disposition of such asset; (b) with respect to the incurrence of Indebtedness of the Company or any of its Subsidiaries, the gross proceeds received from such incurrence less all reasonable out-of-pocket expenses, discounts and commissions and other fees and expenses incurred or to be incurred and all federal, state, local and foreign taxes assessed or to be assessed in connection with the closing of such transaction; (c) with respect to the receipt by the Company or the Administrative Agent of any payment under a Property Insurance Policy or pursuant to any condemnation award, the aggregate amount of any such payment made to the Company or the Administrative Agent less any income tax liability of the Company relating to such payment and all legal expenses incurred in connection with the recovery or collection thereof, and (d) with respect to the termination of any Plan, the excess, if any, of (i) the amounts received by the Company or any Subsidiary in connection with such termination over (ii) the amount of taxes payable by such Person in connection therewith.

      "Net Working Investment" shall mean, at any date, the amount by which Current Assets exceeds Current Liabilities at such date.

      "Net Worth" shall mean at any date the consolidated stockholders' equity of the Company and its consolidated Subsidiaries determined as of such date.

      "Notes" shall have the meaning assigned to such term in Section 2.07 hereof.

      "Offering Memorandum" shall mean the Information Memorandum dated January, 1998 prepared in connection with the transactions contemplated by this Amended Agreement.

      "Participation Letters of Credit" shall have the meaning assigned to such term in Section 2.02(a).

      "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      "Person" shall mean an individual, a corporation, a company, a voluntary association, a partnership, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

      "Plan" shall mean an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained or contributed to, by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by the Company or any Person which was at such time a member of the Controlled Group for employees of any Person which was at such time a member of the Controlled Group.

      "Plants" shall mean the facilities of the Company located in Terre Haute, Indiana; Covington, Virginia; Varennes, Quebec, Canada; Salem, Massachusetts; Middletown, Delaware; Orleans, Massachusetts; and Wilmington, Delaware.

      "Post-Default Rate" shall mean, in respect of any principal of any Loan, any Reimbursement Obligation or any other amount payable by the Company under this Agreement or any Security Document which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to the sum of 2% plus the higher of (i) the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans and (ii) in the case of any Loan, the rate of interest (if any) otherwise applicable to such Loan.

      "Prime Rate" shall mean the rate of interest from time to time announced by Chase at the Principal Office as its prime commercial lending rate. Each change in the interest rate provided for herein resulting from a change in the Prime Rate shall take effect at the time of such change in the Prime Rate.

      "Principal Office" shall mean the principal office of Chase, presently located at 270 Park Avenue, New York, New York 10017.

      "Property Insurance Policy" shall mean insurance (x) against loss or damage covering all tangible real and personal property and improvements of the Company and its Subsidiaries, by reason of any Peril (as defined below) and (y) covering any construction or repair of improvements, for the total value of the work performed and equipment, supplies and material furnished against any Peril. For purposes of this definition, the term "Peril" shall mean, collectively, (i) fire, lighting, flood, windstorm, hail, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and
(ii) all other perils covered by the "all-risk" endorsement then in use in the States in which the Plants are located.

      "Purchase Agreement" shall mean the Sale and Purchase Agreement dated as of March 8, 1994 between the Company and Hercules Incorporated, a Delaware corporation, as such agreement shall, subject to Section 9.19 hereof, be modified and supplemented and in effect from time to time.

      "Quarterly Dates" shall mean the last Business Day of each March, June, September and December.

      "Quebec" shall mean the Province of Quebec, Canada.

      "Receivable" shall mean, as at any date of determination thereof, the unpaid portion of the obligation, as stated in U.S. Dollars on the respective invoice, of a customer of the Company or any Subsidiary Guarantor in respect of Inventory purchased and shipped or services rendered, net of any credits, rebates or offsets owed to the respective customer and, to the extent reflected in such invoice, also net of any commissions payable to third parties which are billed in addition to the bill for such Inventory.

      "Reference Lenders" shall mean each of Chase and such other Lenders, if any, as the Administrative Agent may designate with the consent of the Company.

      "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

      "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

      "Regulatory Change" shall mean, with respect to any Lender, any change on or after the date of this Amended Agreement in United States federal, state or foreign laws or regulations (including Regulation D) or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including such Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

      "Reimbursement Obligations" shall mean as at any date, the obligations of the Company then outstanding under Section 2.02(e) hereof to reimburse any Lender in the case of Syndicated Letters of Credit or Chase in the case of Participation Letters of Credit.

      "Release" shall mean any discharge, emission or release, including a "Release" as defined in CERCLA at 42 U.S.C. Section 9601(22). The term "Released" shall have a corresponding meaning.

      "Reserve Requirement" shall mean, for any Eurodollar Loans for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined as provided in the definition of "Eurodollar Base Rate" in this Section 1.01 or
(ii) any category of extensions of credit or other assets which include Eurodollar Loans.

      "Restricted Payment" shall mean dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any shares of any class of capital stock of the Company, or the exchange or conversion of any shares of any class of capital stock of the Company for or into any obligations of or shares of any other class of capital stock of the Company or any other property, but excluding dividends payable solely in, or exchanges or conversions for or into, shares of capital stock of the Company of the same or a junior class; provided that payments to the Company or a Wholly-Owned Subsidiary shall not constitute Restricted Payments.

      "Security Documents" shall mean, collectively, the Mortgages and the other agreements listed on Schedule II hereto; and, from and after the execution and delivery thereof, shall include any supplemental mortgage or security document required pursuant to Section 9.18 hereof.

      "Senior Notes" shall mean the Company's 11-1/2% Senior Notes Due 2002 issued pursuant to the Indenture, as such Senior Notes shall, subject to Section
9.19 hereof, be modified and supplemented and in effect from time to time.

      "Senior Officer" shall mean the chief executive officer or chief financial officer of the Company.

      "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

      "Subsidiary" shall mean, with respect to any Person, any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person or by such Person and one or more of the Subsidiaries of such Person.

      "Subsidiary Guarantor" shall mean each of the following Subsidiaries of the Company: Applied Extrusion Technologies (Canada), Inc., a Delaware corporation, and each other Subsidiary of the Company that from time to time becomes a party to the Subsidiary Guaranty or otherwise guarantees the obligations of the Company hereunder pursuant to Section 9.23.

      "Subsidiary Guaranty" shall mean the Subsidiary Guaranty dated as of the Closing Date, in substantially the form of Exhibit H hereto, as said agreement shall be modified and supplemented and in effect from time to time.

      "Syndicated Letters of Credit" shall have the meaning assigned to such term in Section 2.02(a) hereof.

      "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15 (519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

      "Type" shall have the meaning assigned to such term in Section 1.03 hereof.

      "Unfunded Liabilities" shall mean, with respect to any Plan, at any time, the amount (if any) by which (i) the value of all benefits liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such benefits under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Company or any member of the Controlled Group to the PBGC or any other Person under Title IV of ERISA.

      "Wholly-Owned Subsidiary" shall mean a Subsidiary of the Company all of whose outstanding shares of capital stock (except directors' qualifying shares) are directly or indirectly owned by the Company.

      "Working Capital Availability Period" shall mean the period from and including the date hereof to but not including the earlier of (i) November 1, 2001, if the Senior Notes shall not have been refinanced prior to such date on terms and conditions reasonably satisfactory to the Administrative Agent (and in any event no less favorable to the Administrative Agent and the Lenders than the Senior Notes) and (ii) January 29, 2003.

      "Working Capital Commitment" shall mean, as to any Lender, the obligation of such Lender to make Loans and incur Letter of Credit Liabilities in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite such Lender's name on the signature pages hereof under the caption "Working Capital Commitment" (as the same may be reduced from time to time pursuant to Section 2.03 hereof).

      "Working Capital Commitment Percentage" shall mean, as to any Lender, the percentage equivalent of a fraction the numerator of which is the Working Capital Commitment of such Lender and the denominator of which is the aggregate amount of the Working Capital Commitments of all Lenders.

      "Working Capital Notes" shall mean the promissory notes of the Company evidencing the Loans, substantially in the form of Exhibit B hereto.

      "Working Capital Obligations" shall mean, as at any date of determination thereof, the sum of the following (determined without duplication): (i) the aggregate principal amount of Loans outstanding hereunder plus (ii) the aggregate amount of the Letter of Credit Liabilities hereunder.

      1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP; provided that if any change in GAAP in itself materially affects the calculation of any financial covenant in Section 9, the Company may by notice to the Administrative Agent, or the Administrative Agent (at the request of the Majority Lenders) may by notice to the Company, require that such covenant thereafter be calculated in accordance with GAAP as in effect, and applied by the Company, immediately before such change in GAAP occurs. If such notice is given, the compliance certificates delivered pursuant to Section 9.01 after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with GAAP as in effect from time to time after such change occurs. To enable the ready determination of compliance with the covenants set forth in Section 9 hereof, the Company will not change from September 30 in each year the date on which its fiscal year ends, nor from December 31, March 31, and June 30 the dates on which the first three fiscal quarters in each fiscal year end.

      1.03 Types of Loans. Loans hereunder are distinguished by "Type". The "Type" of a Loan refers to the determination whether such Loan is a Eurodollar Loan or a Base Rate Loan.

      Section 2. Working Capital Commitments.

      2.01 Loans. Each Lender severally agrees, on the terms and subject to the conditions of this Agreement, from time to time during the Working Capital Availability Period, to make Loans to the Company in an aggregate principal amount at any one time outstanding which, together with an amount equal to its Working Capital Commitment Percentage of all Letter of Credit Liabilities at such time in respect of Syndicated Letters of Credit and Participation Letters of Credit, shall not exceed its Working Capital Commitment, as reduced from time to time pursuant to Section 2.03 hereof. The aggregate amount of all Working Capital Obligations shall not at any time exceed the lesser of (i) the aggregate of the Working Capital Commitments as reduced from time to time pursuant to
Section 2.03 hereof and (ii) the Borrowing Base.

      2.02 Letters of Credit. (a) Subject to the terms and conditions hereof, the Working Capital Commitments may, in addition to the Loans provided for in
Section 2.01 hereof, be utilized, upon the request of the Company, by the issuance of letters of credit (i) by Chase for so long as it is Administrative Agent hereunder if the Company shall so request in the notice referred to in
Section 2.02(b) and Chase shall agree that such letter of credit shall be issued by Chase rather than by each of the Lenders (such letters of credit issued by Chase being hereinafter referred to as the "Participation Letters of Credit"), or (ii) by the Lenders pursuant to which each Lender shall be severally obligated to pay its Working Capital Commitment Percentage of any drawing made thereunder (such letters of credit issued by the Lenders being hereafter referred to as the "Syndicated Letters of Credit", and the Syndicated Letters of Credit and Participation Letters of Credit being collectively referred to as the "Letters of Credit"). Upon the date of issuance of a Participation Letter of Credit, Chase shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from Chase, a participation to the extent of such Lender's Working Capital Commitment Percentage in such Participation Letter of Credit and the related Letter of Credit Liabilities. The aggregate amount of all Working Capital Obligations shall not at any time exceed the lesser of (i) the aggregate of the Working Capital Commitments as reduced from time to time pursuant to Section 2.03 hereof and (ii) the Borrowing Base. The aggregate amount of all Letter of Credit Liabilities shall not at any time exceed an amount equal to the lesser of (i) the aggregate amount of the Working Capital Commitments as reduced from time to time pursuant to Section 2.03 hereof and (ii) the sum of (x) $5,000,000 plus (y) the aggregate amount of Letter of Credit Liabilities in respect of the IRB Letter of Credit; provided that the aggregate amount of Letter of Credit Liabilities in respect of the IRB Letter of Credit shall not at any time exceed $6,660,274.

      (b) The Company shall give the Administrative Agent at least seven Business Days' (in the case of Syndicated Letters of Credit) or three Business Days' (in the case of Participation Letters of Credit) irrevocable prior notice (effective upon receipt) specifying the date such Letter of Credit is to be issued, whether it is requesting that such Letter of Credit be a Participation Letter of Credit or a Syndicated Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's Working Capital Commitment Percentage of the amount of such proposed Letter of Credit and, in the case of Syndicated Letters of Credit, not later than five Business Days prior to the requested issuance date for such Letter of Credit shall prepare and send to the Lenders and the Company a proposed form of such Letter of Credit.

      (c) On each day during the period commencing with the issuance by the Lenders of any Syndicated Letter of Credit or the issuance by Chase of any Participation Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Working Capital Commitment of each Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender's Working Capital Commitment Percentage of the amount then available for drawings under such Syndicated Letter of Credit or Participation Letter of Credit (as the case may be).

      (d) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, the Administrative Agent shall promptly notify the Company and each Lender as to the amount to be paid as a result of such demand or drawing and the respective payment date. If at any time Chase shall make a payment to a beneficiary of a Participation Letter of Credit in respect of a drawing or in respect of an acceptance created in connection with a drawing under such Participation Letter of Credit, each Lender will pay to Chase, immediately upon Chase's demand at any time during the period commencing after such payment until reimbursement therefor in full by the Company, an amount equal to such Lender's Working Capital Commitment Percentage of such payment, together with interest on such amount for each day from the date of Chase's demand for such payment (or, if such demand is made after 11:00 a.m. (New York City time) on such date, from the next succeeding Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for such period.

      (e) The Company shall be irrevocably and unconditionally obligated forthwith to reimburse (x) the Administrative Agent for the account of each Lender in the case of Syndicated Letters of Credit, and (y) Chase in the case of Participation Letters of Credit for any amounts paid by such Lender or Chase (as the case may be) upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Chase will pay to each Lender such Lender's Working Capital Commitment Percentage of all amounts received from the Company for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Participation Letter of Credit, but only to the extent such Lender has made payment to Chase in respect of such Participation Letter of Credit pursuant to clause (d) above.

      (f) The issuance by the Lenders of each Syndicated Letter of Credit or the issuance by Chase of each Participation Letter of Credit shall, in addition to the conditions precedent set forth in Section 7 hereof, be subject to the conditions precedent (x) that in the case of a Syndicated Letter of Credit, such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be reasonably satisfactory to each Lender and the Administrative Agent and that the Company shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Majority Lenders shall have reasonably requested, and (y) that in the case of Participation Letters of Credit, such Letter of Credit shall be in such form, and shall contain such terms and support such transactions, as shall be reasonably satisfactory to Chase, and that the Company shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as Chase shall have reasonably requested. No Letter of Credit shall have a term extending beyond the earlier of (i) one year from the date of issuance and (ii) seven Business Days prior to the last day of the Working Capital Availability Period. A Lender shall be deemed to have determined that a proposed Syndicated Letter of Credit is satisfactory unless it shall have notified the Administrative Agent otherwise (which notice shall be effective upon receipt) on or before the date three Business Days prior to the requested date of issuance of such Syndicated Letter of Credit. If any Lender shall breach its obligation to execute and deliver a Syndicated Letter of Credit hereunder, the other Lenders shall be relieved of their obligation to execute and deliver and issue such Syndicated Letter of Credit, provided that nothing herein shall affect any rights the Company may have against the breaching Lender as a result of such breach.

      (g) The Company hereby indemnifies and holds harmless each Lender and the Administrative Agent (which for purposes of this Section 2.02(g) shall include a reference to Chase acting in its individual capacity hereunder as issuer of Participation Letters of Credit) from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender or the

Administrative Agent may incur (or which may be claimed against such Lender or the Administrative Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Administrative Agent may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to the Administrative Agent hereunder (but nothing herein contained shall affect any rights the Company may have against such defaulting Lender); provided that the Company shall not be required to indemnify any Lender or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by
(i) the willful misconduct or gross negligence of such Lender or the Administrative Agent in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (ii) such Lender's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. Nothing in this Section 2.02(g) is intended to limit the obligations of the Company under any other provision of this Agreement.

      2.03 Reductions of Working Capital Commitments.

      (a) Mandatory. (i) The Working Capital Commitments shall terminate on the last day of the Working Capital Availability Period.

      (ii) In addition, the Working Capital Commitments shall be reduced in the amount and on the date of each prepayment applied to the Loans (or to provide cover for Letter of Credit Liabilities) pursuant to paragraph (2), (3), (4) or
(5) of Section 3.02(b)(i).

      (b) Optional. The Company shall have the right to terminate or reduce the Working Capital Commitments at any time or from time to time, provided that: (i) the Company shall give notice of each such termination or reduction to the Administrative Agent as provided in Section 5.05 hereof and (ii) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 or any larger multiple of $1,000,000.

      (c) No Reinstatement. Working Capital Commitments once terminated or reduced may not be reinstated.

      2.04 Fees.

      (a) Commitment Fees. The Company shall pay to the Administrative Agent for the account of each Lender commitment fees, at a rate per annum equal to 1/2 of 1%, on the daily average unused amount of such Lender's Working Capital Commitments, for the period from the Closing Date to and including the earlier of the date the Working Capital Commitments are terminated or the last day of the Working Capital Availability Period. Accrued commitment fees shall be payable on the Quarterly Dates and on the earlier of the date all Working Capital Commitments are terminated or the last day of the Working Capital Availability Period.

      (b) Letter of Credit Fees.

                  (i) The Company shall pay to the Administrative Agent for the account of each Lender, ratably in accordance with its Working Capital Commitment Percentage, a letter of credit fee at the rate of 2.50% per annum, in each case on the daily aggregate amount available for drawings under such Letter of Credit. Fees under this subsection (b)(i) shall accrue for each day from and after the issuance of the initial Letter of Credit, and accrued fees shall be payable on each Quarterly Date and on the earlier of the date the Working Capital Commitments are terminated or the last day of the Working Capital Availability Period and, if later, on the first day thereafter on which no Letters of Credit are outstanding.

                  (ii) The Company shall pay to Chase, for its own account, such documentary, processing charges and administrative fees with respect to all Letters of Credit in such amounts and at such times as may be notified to the Company by Chase, in accordance with the customary practices of Chase.

      (c) Other Fees. The Company shall pay to the Administrative Agent on the Effective Date and to Chase on such other dates as have been heretofore mutually agreed other fees in the amounts heretofore mutually agreed. The Company shall pay to each of the Administrative Agent and the Collateral Monitor on each anniversary of the Closing Date, so long as any of the Working Capital Commitments are in effect and until payment in full of all Loans hereunder, the termination of all Letters of Credit and payment in full of all Letter of Credit Liabilities, all interest thereon and all other amounts payable hereunder, an annual administrative agency fee and an annual collateral monitoring fee, respectively, in the amounts heretofore mutually agreed.

      2.05 Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.

      2.06 Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

      2.07 Notes. The Loans made by each Lender shall be evidenced by a single Working Capital Note of the Company (each a "Note") in substantially the form of Exhibit B hereto, dated the Effective Date, payable to the order of such Lender in a principal amount equal to such Lender's Working Capital Commitment as originally in effect and otherwise duly completed. Each Lender is hereby authorized by the Company to endorse on the schedule (or a continuation thereof) attached to each Note of such Lender, to the extent applicable, the date, amount and Type of, and the Interest Period (if any) for, each Loan made by such Lender to the Company hereunder, and the date and amount of each payment or prepayment of principal of such Loan received by such Lender, provided that any failure by such Lender to make any such endorsement or any error in such endorsement shall not affect the obligations of the Company under such Note or hereunder in respect of such Loan.

      2.08 Use of Proceeds. The proceeds of the Loans made on or after the Effective Date shall be used by the Company for working capital, capital expenditures, acquisitions and other general corporate purposes.

      Section 3. Borrowings, Conversions and Prepayments.

      3.01 Borrowings. The Company shall give the Administrative Agent notice of each borrowing to be made hereunder as provided in Section 5.05 hereof. Not later than 11:00 a.m. (or, in the case of Base Rate Loans, 1:00 p.m.) New York time on the date specified for each such borrowing hereunder, each Lender shall make available the amount of the Loan to be made by it on such date to the Administrative Agent, at the Principal Office, in immediately available funds, for the account of the Company. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account designated by the Company maintained with the Administrative Agent at the Principal Office.

      3.02 Prepayments and Conversions.

      (a) Optional Prepayments and Conversions. The Company shall have the right to prepay Loans or to convert Loans of one Type into Loans of the other Type, at any time or from time to time, provided that: (i) the Company shall give the Administrative Agent notice of each such prepayment or conversion as provided in
Section 5.05 hereof, and (ii) the prepayment or conversion of any Eurodollar Loan shall be subject to Section 6.05 hereof.

      (b) Mandatory Prepayments and Cover. (i) Events Requiring Prepayment and Cover.

                  (1) Borrowing Base and Working Capital Commitment Amount. The
            Company shall from time to time prepay the Loans (or provide cover for Letter of Credit Liabilities as provided below) in such amounts as shall be necessary so that at all times the aggregate outstanding amount of the Working Capital Obligations shall be less than or equal to the lesser of (i) the Working Capital Commitments and (ii) the Borrowing Base.

                  (2) Insurance Proceeds and Condemnation Awards. Promptly
            following the receipt thereof by the Company or any of its Subsidiaries, the Company shall deposit with the Administrative Agent in the Collateral Account maintained by the Company pursuant to the Security Documents an amount of cash or Liquid Investments equal to the aggregate Net Cash Proceeds of any payment made to the Company or any of its Subsidiaries (i) under any Property Insurance Policy or (ii) pursuant to any condemnation award. With respect to any such payment or award, so long as no Default has occurred and is continuing, the aggregate amount of such Net Cash Proceeds which the Company or such Subsidiary has expended or committed to expend for the restoration or replacement of the asset in respect of which such payment or award was made shall be released by the Administrative Agent to the Company upon request (specifying in reasonable detail the use of the released funds) to pay for such restoration or replacement; provided that in the event that within 270 days of receipt of such payment the Company or such Subsidiary shall not have expended or committed to expend an equivalent amount for the restoration or replacement of the asset in respect of which such payment was made, the excess of the amount of such payment over the amount of such expenditures and commitments shall be applied to prepay the Loans (or provide cover for Letter of Credit Liabilities as provided below) on such 270th day.

                  (3) Incurrence of Indebtedness. The Company shall prepay the
            Loans (or provide cover for Letter of Credit Liabilities as provided below) in the amount of and on the date of each receipt by the Company or any of its Subsidiaries of Net Cash Proceeds from the incurrence of any Funded Indebtedness not otherwise permitted under
            Section 9.08 to which the Majority Lenders have consented.

                  (4) Asset Dispositions. The Company shall prepay the Loans (or provide cover for Letter of Credit Liabilities as provided below) in the amount of and on the date of each receipt by the Company or any of its Subsidiaries of the Net Cash Proceeds of any disposition by such Person of any assets not otherwise permitted under Section 9.12 to which the Majority Lenders have consented. In addition, promptly following the receipt thereof by the Company or any of its Subsidiaries of the Net Cash Proceeds of any disposition permitted pursuant to Section 9.12(viii), the Company shall deposit with the Administrative Agent in the Collateral Account maintained by the Company pursuant to the Security Documents an amount of cash or Liquid Investments equal to the aggregate Net Cash Proceeds of such disposition, to the extent such Net Cash Proceeds have not been applied to repay the Loans. With respect to such Net Cash Proceeds, so long as no Default has occurred and is continuing, the aggregate amount of such Net Cash Proceeds which the Company or such Subsidiary has expended or committed to expend for Capital Expenditures shall be released by the Administrative Agent to the Company upon request (specifying in reasonable detail the use of the released funds) to pay for such Capital Expenditures; provided that in the event that within 270 days of receipt of such Net Cash Proceeds the Company or such Subsidiary shall not have committed to expend an equivalent amount for Capital Expenditures, or within one year of receipt the Company or such Subsidiaries shall not have actually expended an equivalent amount for Capital Expenditures, the excess of the amount of such Net Cash Proceeds over the amount of such commitments or expenditures shall be applied to prepay the Loans (or provide cover for Letter of Credit Liabilities as provided below) on such 270th day or on the last day of such yearly period, as the case may be.

                  (5) Reversion of Pension Plans. The Company shall prepay the
            Loans (or provide cover for Letter of Credit Liabilities as provided below) in the amount of and on the date of each receipt by the Company or any of its Subsidiaries of Net Cash Proceeds from the termination of a Plan.

      (ii) Prepayment and Cover of Working Capital Obligations. If the Company shall be required pursuant to paragraphs (1) through (5) of clause (b)(i) above to prepay any Loans or provide cover for any Letter of Credit Liabilities, the Company shall, until the Loans have been paid in full, first prepay the principal of such Loans and then, following such payment in full, provide cover for the relevant Letter of Credit Liabilities. Cover for Letter of Credit Liabilities shall be effected by paying all Reimbursement Obligations then due and payable and then paying to the Administrative Agent immediately available funds, to be held by the Administrative Agent in the Collateral Account maintained by the Company pursuant to the Security Documents, in an amount equal to the required prepayment, which amount shall be retained by the Administrative Agent in such Collateral Account and applied to pay any Reimbursement Obligations which become due until such time as the Letters of Credit shall have been terminated and all of the Letter of Credit Liabilities paid in full.

      Section 4. Payments of Principal and Interest.

      4.01 Repayment of Loans. The Loans shall mature on the last day of the Working Capital Availability Period.

      4.02 Interest. The Company will pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

            (a) if such Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin; and

            (b) if such Loan is a Eurodollar Loan, the Eurodollar Rate plus the Applicable Margin.

Notwithstanding any of the foregoing, the Company will pay to the Administrative Agent for the account of each Lender interest at the applicable Post-Default Rate on the principal of any Loan made by such Lender, on any Reimbursement Obligation and on any other amount payable by the Company hereunder to or for the account of such Lender (but, if such amount is interest, only to the extent legally enforceable), which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full.

      Accrued interest on each Loan shall be payable (i) if such Loan is a Base Rate Loan, on each Quarterly Date, (ii) if such Loan is a Eurodollar Loan, on the last day of the Interest Period for such Loan (and, if such Interest Period exceeds three months' duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period), and (iii) in any event, upon the payment, prepayment or conversion thereof, but only on the principal so paid or prepaid or converted; provided that interest payable at the Post-Default Rate shall be payable from time to time on demand of the Administrative Agent or the Majority Lenders. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Lenders and the Company thereof.

      Notwithstanding the foregoing provisions of this Section 4.02, if at any time the rate of interest set forth above on any Loan of or other obligation payable to any Lender (the "Stated Rate") exceeds the maximum non-usurious interest rate permissible for such Lender to charge commercial borrowers under applicable law (the "Maximum Rate" for such Lender), the rate of interest charged on such Loan of or other obligation payable to such Lender hereunder shall be limited to the Maximum Rate for such Lender.

      If the Stated Rate for any Loan of a Lender that has theretofore been subject to the preceding paragraph at any time is less than the Maximum Rate for such Lender, the principal amount of such Loan shall bear interest at the Maximum Rate for such Lender until the total amount of interest paid to such Lender or accrued on its Loans hereunder equals the amount of interest which would have been paid to such Lender or accrued on such Lender's Loans hereunder if the Stated Rate had at all times been in effect.

      If, upon payment in full of all amounts payable hereunder, the total amount of interest paid to any Lender or accrued on such Lender's Loans under the terms of this Agreement is less than the total amount of interest which would have been paid to such Lender or accrued on such Lender's Loans if the Stated Rate had, at all times, been in effect, then the Company shall, to the extent permitted by applicable law, pay to the Administrative Agent for the account of such Lender an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have accrued on such Lender's Loans if the Maximum Rate for such Lender had at all times been in effect or (ii) the amount of interest which would have accrued on such Lender's Loans if the Stated Rate had at all times been in effect and (b) the amount of interest actually paid to such Lender or accrued on its Loans under this Agreement.

      If any Lender ever receives, collects or applies as interest any sum in excess of the Maximum Rate for such Lender, such excess amount shall be applied to the reduction of the principal balance of its Loans or to other amounts (other than interest) payable hereunder, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Company.

      Section 5. Payments; Pro Rata Treatment; Computations; Etc.

      5.01 Payments. Except to the extent otherwise provided herein, all payments of principal, interest, Reimbursement Obligations and other amounts to be made by the Company hereunder and under the Notes shall be made in Dollars, in immediately available funds, to the Administrative Agent at the Principal Office, not later than 12:00 Noon New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Administrative Agent, or any Lender for whose account any such payment is made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Company with the Administrative Agent or such Lender, as the case may be. The Company shall, at the time of making each payment hereunder or under any Note, specify to the Administrative Agent the Loans or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may apply such payment as it may elect in its sole discretion to amounts then due, but subject to the other terms and conditions of this Agreement, including, without limitation, Section 5.02 hereof). Each payment received by the Administrative Agent hereunder or under any Note for the account of a Lender shall be paid promptly to such Lender, in immediately available funds, for the account of such Lender's Applicable Lending Office. If the due date of any payment hereunder or under any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

      5.02 Pro Rata Treatment. Except to the extent otherwise provided herein:
(a) each borrowing from the Lenders under Section 2.01 hereof shall be made from the Lenders, each payment of commitment fees and letter of credit fees under
Section 2.04 hereof shall be made for the account of the Lenders, and each termination or reduction of the Working Capital Commitments under Section 2.03 hereof shall be applied to the Working Capital Commitments of the Lenders, pro rata according to the Lenders' respective Working Capital Commitment Percentages; (b) each payment by the Company of principal of or interest on Loans of a particular Type (other than payments in respect of Loans of individual Lenders provided for by Section 6 hereof) shall be made to the Administrative Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Loans held by the Lenders; (c) each conversion of Loans of a particular Type (other than conversions of Loans of individual Lenders pursuant to Section 6.04 hereof) shall be made pro rata among the Lenders in accordance with the respective principal amounts of such Loans held by the Lenders; (d) each Syndicated Letter of Credit will be issued by the Lenders severally and ratably among the Lenders in accordance with their respective Working Capital Commitment Percentages; and (e) the Lenders (other than Chase) shall purchase from Chase participations in the Participation Letters of Credit to the extent of their respective Working Capital Commitment Percentages.

      5.03 Computations. Interest based on the Prime Rate hereunder shall be computed on the basis of 365 days (or 366 days in a leap year) and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable. All other interest and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but, except in the case of letter of credit fees, excluding the last day) occurring in the period for which payable.

      5.04 Minimum and Maximum Amounts; Types. Except for prepayments made pursuant to Section 3.02(b) hereof, each borrowing, conversion and prepayment of principal of Loans shall be in an aggregate principal amount equal to (a) in the case of Eurodollar Loans, $3,000,000 or any larger multiple of $1,000,000 and
(b) in the case of Base Rate Loans, $1,000,000 or any larger multiple thereof, except that any borrowing may be in the aggregate amount of the unused portion of the Working Capital Commitments (borrowings, conversions or prepayments of Loans of different Types or, in the case of Eurodollar Loans, having different Interest Periods, at the same time hereunder to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each Type or Interest Period). Notwithstanding anything to the contrary contained in this Agreement there shall not be, at any one time, more than eight Interest Periods in effect with respect to Eurodollar Loans.

      5.05 Certain Notices. Notices to the Administrative Agent of terminations or reductions of Working Capital Commitments, of borrowings, conversions and prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 12:00 noon (or, in the case of borrowings or prepayments of Base Rate Loans, 10:00 a.m.) New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, conversion and/or prepayment specified below:

                                          Number of
                                          Business
               Notice                     Days Prior
               ------                     ----------

       Termination or reduction of
       Working Capital Commitments            3

       Borrowing or prepayment of Base
       Rate Loans                             0

       Borrowing of conversion of or into,
       or duration of Interest Period
       for, Eurodollar Loans                  3

       Prepayments of Eurodollar Loans        1

      Each notice of termination or reduction shall specify the amount of the Working Capital Commitments to be terminated or reduced. Each notice of borrowing, conversion or prepayment shall specify the amount, Type of the Loans to be borrowed, converted or prepaid (subject to Sections 3.02(a) and 5.04 hereof), the date of borrowing, conversion or prepayment (which shall be a Business Day) and, in the case of Eurodollar Loans, the duration of the Interest Period therefor (subject to the definition of Interest Period). Each such notice of duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the Lenders of the contents of each such notice. In the event that the Company fails to select the duration of any Interest Period for any Eurodollar Loans within the time period and otherwise as provided in this Section 5.05, such Loans (if outstanding as Eurodollar Loans) will be automatically converted into Base Rate Loans on the last day of the then current Interest Period for such Loans or (if outstanding as Base Rate Loans) will remain as, or (if not then outstanding) will be made as, Base Rate Loans.

      5.06 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Company (the "Payor") prior to the date on which such Lender is to make payment to the Administrative Agent of the proceeds of a Loan to be made by it hereunder (or the proceeds of a drawing to be paid by such Lender under any Syndicated Letter of Credit or the payment of any amount by such Lender to reimburse Chase for a drawing under any Participation Letter of Credit) or the Company is to make a payment to the Administrative Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient of such payment (or, if such recipient is the beneficiary of a Letter of Credit, the Company and, if the Company fails to pay the amount thereof to the Administrative Agent forthwith upon demand, the Lenders ratably in proportion to their respective Working Capital Percentages) shall, on demand, pay to the Administrative Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent receives such amount at a rate per annum equal to the Federal Funds Rate for such period.

      5.07 Sharing of Payments, Etc. The Company agrees that, in addition to (and without limitation of) any right of set-off; bankers' lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of the Company at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Loans to the Company hereunder, or any Reimbursement Obligation or other obligation of the Company hereunder, which is not paid when due (regardless of whether such balances are then due to the Company), in which case it shall promptly notify the Company and the Administrative Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof. If a Lender shall obtain payment of any principal of or interest on any Loan made by it under this Agreement, or on any Reimbursement Obligation or other obligation then due to such Lender hereunder, through the exercise of any right of set-off, banker's lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Loans made, or Reimbursement Obligations or other obligations held, by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Loans and Reimbursement Obligations or other obligations then due to each of them. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any Person purchasing a participation in the Loans made, or Reimbursement Obligations or other obligations held, by another Person, whether or not acquired pursuant to the foregoing arrangements, may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans and Reimbursement Obligations or other obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company.

      5.08 Taxes. (a) Any and all payments by the Company hereunder shall be made, in accordance with Section 5.01, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) except as provided in subsection (h) below, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.08), such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

      (b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Letter of Credit or any other Basic Document or other document referred to herein or therein (hereinafter referred to as "Other Taxes").

      (c) The Company will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including related penalties, interest and expenses resulting from the Company's failure to pay Taxes or Other Taxes in accordance with this Section 5.08) imposed by any jurisdiction on amounts payable under this Section 5.08 paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

      (d) Within 30 days after the date of any payment of Taxes, the Company will furnish to the Administrative Agent, at its address referred to in Section 12.02, the original or a certified copy of a receipt evidencing payment thereof.

      (e) If any Lender subsequently receives from a taxing authority a refund of any Tax previously paid by the Company and for which the Company has indemnified the Lender pursuant to this Section 5.08 or if the Lender takes a credit for such Tax against taxes otherwise owing by it to the jurisdiction to which the Company paid the Tax, such Lender shall within 30 days after receipt of such refund, and to the extent permitted by applicable law, pay to the Company the net amount of any such recovery after deducting taxes and expenses attributable thereto.

      (f) Not later than the Closing Date or, in the case of any bank or financial institution that became or becomes a Lender after the Closing Date pursuant to Section 12.06, the date of the instrument of assignment pursuant to which such bank or financial institution became a Lender, and annually thereafter or at such other times as the Administrative Agent or the Company may request, each Lender organized under the laws of a jurisdiction outside the United States has provided or shall provide the Administrative Agent and the Company with duly completed copies of Form 1001 or Form 4224 or any successor form prescribed by the Internal Revenue Service of the United States certifying as to such Lender's status as exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder or other documents satisfactory to the Company and the Administrative Agent indicating that all payments to be made to such Lender hereunder are not subject to such taxes (an "Exemption Certificate"). In the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States, unless the Administrative Agent has received an Exemption Certificate from such Lender, the Administrative Agent may withhold taxes from such payments at the applicable statutory rate.

      (g) If the Company is required to pay additional amounts to any Lender pursuant to this Section 5.08, such Lender shall use reasonable efforts to designate a different Applicable Lending Office if such designation will thereafter avoid the need for any additional payments under this Section 5.08 and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

      (h) If a Lender organized under the laws of a jurisdiction outside the United States has not delivered an Exemption Certificate to the Company on or before the Closing Date or, in the case of any bank or financial institution that became or becomes a Lender after the Closing Date pursuant to Section 12.06, the date of the instrument of assignment pursuant to which such bank or financial institution became a Lender, then the Company shall not have any obligation to indemnify such Lender for Taxes (including related penalties, interest and expenses) imposed by the United States or any political subdivision thereof pursuant to Section 5.08(a) and (c) hereof.

      Section 6. Yield Protection and Illegality.

      6.01 Additional Costs.

      (a) The Company shall pay to the Administrative Agent for the account of each Lender from time to time such amounts as such Lender may determine to be necessary to compensate it for any costs incurred by such Lender which such Lender determines are attributable to its making or maintaining of any Eurodollar Loans hereunder or its obligation to make any of such Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

            (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of any of such Loans (other than changes which affect taxes measured by or imposed on the overall net income of such Lender or of its Applicable Lending Office for any of such Loans by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office and other than Taxes and Other Taxes); or

            (ii) imposes or modifies any reserve, special deposit, insurance assessment or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such Loans or any deposits referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof but excluding, with respect to any such Eurodollar Loan, any such requirements included in the applicable Reserve Requirement); or

            (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

      Each Lender will notify the Company through the Administrative Agent of any event occurring after the date of this Agreement which will entitle such

Lender to compensation pursuant to this Section 6.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and (if so requested by the Company through the Administrative Agent) will designate a different Applicable Lending Office for the Eurodollar Loans of such Lender if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender (provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States of America). Each Lender will furnish the Company with a statement setting forth the basis and amount of each request by such Lender for compensation under this Section 6.01(a). If any Lender requests compensation from the Company under this Section 6.01(a), the Company may, by notice to such Lender through the Administrative Agent, suspend the obligation of such Lender to make additional Eurodollar Loans to the Company until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 6.04 hereof shall be applicable).

      (b) Without limiting the effect of the foregoing provisions of this
Section 6.01, in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes Eurodollar Loans or (ii) becomes subject generally to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Lender so elects by notice to the Company (with a copy to the Administrative Agent), the obligation of such Lender to make or continue, or to convert Base Rate Loans into, Eurodollar Loans hereunder shall be suspended until the date such Lender withdraws such notice or such Regulatory Change ceases to be in effect (in which case the provisions of Section 6.04 hereof shall be applicable).

      (c) Determinations and allocations by any Lender for purposes of this
Section 6.01 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Loans or of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be conclusive absent manifest error.

      6.02 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, with respect to any Eurodollar Loans:

            (a) the Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof are not being provided by the Reference Lenders in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans for Interest Periods therefor as provided in this Agreement; or

            (b) the Majority Lenders determine (which determination shall be conclusive) and notify the Administrative Agent that the relevant rates of interest referred to in the definition of "Eurodollar Base Rate" in
      Section 1.01 hereof upon the basis of which the rates of interest for such Loans are to be determined do not accurately reflect the cost to such Lenders of making or maintaining such Loans for Interest Periods therefor;

then the Administrative Agent shall promptly notify the Company and each Lender thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make Eurodollar Loans or to convert Base Rate Loans into Eurodollar Loans and the Company shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or convert such Loans into Base Rate Loans in accordance with Section 3.02 hereof.

      6.03 Illegality. Notwithstanding any other provision of this Agreement to the contrary, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to (a) honor its obligation to make Eurodollar Loans hereunder, or (b) maintain Eurodollar Loans hereunder, then such Lender shall promptly notify the Company thereof through the Administrative Agent and such Lender's obligation to make Eurodollar Loans hereunder shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 6.04 hereof shall be applicable).

      6.04 Substitute Base Rate Loans. If the obligation of any Lender to make Eurodollar Loans shall be suspended pursuant to Section 6.01, 6.02 or 6.03 hereof, all Loans which would otherwise be made by such Lender as Eurodollar Loans shall be made instead as Base Rate Loans (and, if an event referred to in Section 6.01(b) or 6.03 hereof has occurred and such Lender so requests by notice to the Company with a copy to the Administrative Agent, each Eurodollar Loan of such Lender then outstanding shall be automatically converted into a Base Rate Loan on the date specified by such Lender in such notice) and, to the extent that Eurodollar Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Base Rate Loans.

      6.05 Compensation. The Company shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense incurred by it as a result of:

            (a) any payment, prepayment or conversion of a Eurodollar Loan made by such Lender on a date earlier than the last day of an Interest Period for such Loan; or

            (b) any failure by the Company to borrow a Eurodollar Loan to be made by such Lender on the date for such borrowing specified in the relevant notice of borrowing under Section 5.05 hereof;

such compensation to include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow) at the applicable rate of interest for such Loan provided for herein over (ii) the interest component (as reasonably determined by such Lender) of the amount (as reasonably determined by such Lender) such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and maturities comparable to such period.

      6.06 Additional Costs in Respect of Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified or deemed applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations therein, and the result shall be to increase the cost to any Lender of issuing or maintaining any Letter of Credit or any participation therein, or reduce any amount receivable by any Lender hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of such Lender's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Lender, the Company agrees to pay to such Lender, from time to time as specified by such Lender, such additional amounts as shall be sufficient to compensate such Lender for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by such Lender shall be submitted by such Lender to the Company and shall be conclusive as to the amount thereof absent manifest error.

      6.07 Capital Adequacy. If any Lender shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender or any Person controlling such Lender (a "Parent") as a consequence of its obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. A statement of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

      Section 7. Conditions Precedent to all Loans and Letters of Credit.

      7.01 Loans and Letters of Credit. The obligation of each Lender to make any Loan to be made by it hereunder, or to issue any Letter of Credit hereunder, is subject to the conditions precedent that, as of the date of such Loan or such issuance, and before and after giving effect thereto:

            (a) no Default shall have occurred and be continuing; and

            (b) the representations and warranties made by each of the Company and its Subsidiaries in each Basic Document to which it is a party shall be true (or, in the case of Basic Documents which are not Financing Documents, true in all material respects) on and as of the date of the making of such Loan or such issuance, with the same force and effect as if made on and as of such date.

      Each notice of borrowing by the Company hereunder, or request for issuance of a Letter of Credit, shall constitute a certification by the Company to the effect set forth in the preceding sentence (both as of the date of such notice and as of the date of such borrowing or issuance).

      Section 8. Representations and Warranties. The Company represents and warrants to the Lenders and the Administrative Agent as follows:

      8.01 Corporate Existence. Each of the Company and its Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except in the case of such licenses, authorizations, consents and approvals, where the failure to obtain them would not have a Material Adverse Effect; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

      8.02 Information. (a) Each of the Offering Memorandum and the projections referred to in Section 13.01(g) hereof (the "Company Projections") did not as of the date thereof and will not as of the Effective Date contain any untrue statement of a material fact or assumption or omit to state a material fact or assumption necessary in order to make the statements contained therein not misleading; provided that (i) although the management of the Company believed as of the Effective Date that the Company Projections are reasonable, the Company makes no representation as to their attainability, and (ii) it is understood that the Offering Memorandum is not intended to, and does not, contain all the information that would be contained in a prospectus prepared in accordance with the requirements of the Securities Act of 1933, as amended.

      (b) Without limiting the generality of paragraph (a):

            (i) The audited consolidated balance sheets of the Company and its Subsidiary as of September 30, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended (the "Company Audited Statements"), have been prepared in accordance with generally accepted accounting principles consistently applied. The Company Audited Statements fairly present the financial position of the Company and its Subsidiary at September 30, 1997 and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

            (ii) The Company and its Subsidiaries did not on the date of the balance sheet referred to in clause (i) above, and will not on the Effective Date, have any material contingent liabilities, material liabilities for taxes, unusual and material forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet.

      (c) The Company has disclosed to the Lenders in writing in or pursuant to this Agreement and in the Offering Memorandum any and all facts (other than general economic and industry conditions) which have or pose a material risk of having a Material Adverse Effect.

      (d) Since September 30, 1997 no event has occurred and no condition has come into existence which has had, or is reasonably likely to have, a Material Adverse Effect.

      8.03 Litigation. There are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect.

      8.04 No Breach. None of the execution and delivery of the Basic Documents, the consummation of the transactions therein contemplated, or compliance with the terms and provisions thereof did or will conflict with or result in a breach of, or require any consent under, the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any Basic Document or other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any of the revenues or assets of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

      8.05 Corporate Action. Each of the Company and its Subsidiaries has all necessary corporate power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party; the execution, delivery and performance by the Company and its Subsidiaries of the Basic Documents to which they are parties have been duly authorized by all necessary corporate action; and this Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company and, on the Effective Date, each of the other Basic Documents to which the Company or any of its Subsidiaries is a party will constitute its legal, valid and binding obligation, in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles.

      8.06 Approvals. Each of the Company and its Subsidiaries has obtained all authorizations, approvals and consents of, and has made all filings and registrations with, any governmental or regulatory authority or agency and any third party necessary for the execution, delivery or performance by it of any Basic Document to which it is a party, or for the validity or enforceability thereof, except for filings and recordings of the Liens created pursuant to, or permitted by, the Security Documents.

      8.07 Regulations U and X. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to purchase or carry any such margin stock.

      8.08 ERISA. The Company and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No such Person has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA).

      8.09 Taxes. Each of the Company and its Subsidiaries has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except to the extent the same may be contested as permitted by Section 9.02 hereof. There are no material tax disputes or contests pending as of the Effective Date. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.

      8.10 Subsidiaries; Agreements. (a) Schedule V hereto is a complete and correct list, as of the Effective Date, of all Subsidiaries of the Company and of all Investments held by the Company or any of its Subsidiaries in any joint venture or other Person. Except for the Liens created by the Security Documents, the

Company owns, free and clear of Liens, all outstanding shares of its Subsidiaries and all such shares are validly issued, fully paid and non-assessable and the Company (or the respective Subsidiary of the Company) also owns, free and clear of Liens, all such Investments.

      (b) Schedule VI hereto is a complete and correct list of all credit agreements, indentures, capitalized leases, obligations in respect of letters of credit, guaranties, joint venture agreements, and other material instruments in effect as of the Effective Date providing for, evidencing, securing or otherwise relating to any Indebtedness or lease obligations of the Company or any of its Subsidiaries, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Indebtedness or lease obligations outstanding or to be outstanding and the property subject to any Lien securing such Indebtedness or lease obligation. The Company has heretofore delivered to the Administrative Agent a complete and correct copy of all such credit agreements, indentures, capitalized leases, letter of credit obligations, guaranties, joint venture agreements and other material instruments, including any modifications or supplements thereto, as in effect on the Effective Date.

      8.11 Investment Company Act. Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

      8.12 Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      8.13 Ownership and Use of Properties. Each of the Company and its Subsidiaries will have on the Effective Date and at all times thereafter, legal title or ownership of, or the right to use pursuant to enforceable and valid agreements or arrangements, all tangible property, both real and personal and all franchises, licenses, copyrights, patents and know-how which is material to the operation of its business as proposed to be conducted.

      8.14 Environmental Matters. (a) The Company and each of its Subsidiaries have obtained all permits, certificates, licenses, approvals, registrations and other authorizations which are required under all applicable Environmental Laws, except to the extent failure to have any such permit, certificate, license, approval, registration or authorization would not have a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, certificates, licenses, approvals, registrations and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any notice or demand letter from any regulatory authority issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect.

      (b) In addition, (x) except as described in Schedule VII or (y) to the extent that the liabilities that would result from the matters (excluding matters described in Schedule VII) referred to in Sections 8.14(b)(i), (ii),
(iii), (iv), (v)(B), (vi), (vii) and (viii) would not exceed $250,000 individually or $750,000 in the aggregate,

            (i) During the last four years, no written notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to the best knowledge of the Company, no investigation or review is pending or threatened by any governmental entity or other Person with respect to
      (1) any alleged failure by the Company or any of its Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of the business of the Company or any of its Subsidiaries, (2) any alleged failure by the Company or any of its Subsidiaries to comply with the terms and conditions of any such permit, certificate, license, approval, registration or authorization or of any other limitation, restriction, condition, standard, prohibition, requirement, obligation, schedule or timetable contained in any applicable Environmental Law, (3) any Regulated Activity or (4) any Release of any Hazardous Substance;

            (ii) Neither the Company nor its Subsidiaries nor the businesses conducted by such Persons nor, to the best knowledge of the Company or any of its Subsidiaries, any other Person, other than in compliance with applicable Environmental Laws, has disposed of or placed, held, located or otherwise handled, any Hazardous Substance on, under or at any property now or previously owned, operated or leased by the Company or any of its Subsidiaries, and none of such properties has been used (whether by the Company or any of its Subsidiaries or, to the best knowledge of the Company or any of its Subsidiaries, by any other Person) as a dump site or storage (whether permanent or temporary) site for any Hazardous Substance; and

                  (1) no polychlorinated biphenyls (PCBs), radioactive material, urea formaldehyde or lead is or has been present at any property now or previously owned, operated or leased by the Company or any of its Subsidiaries except in compliance with applicable Environmental Laws;

                  (2) no asbestos is or has been present in airborne form in concentrations in violation of Environmental Laws or in friable form at any property now or previously owned, operated or leased by the Company or any of its Subsidiaries;

                  (3) there are no underground storage tanks, active or
            abandoned, which have been used to store or which otherwise contain or have contained any Hazardous Substance at any property now or previously owned, operated or leased by the Company or any of its Subsidiaries; and

                  (4) except in accordance with the terms of any permit relating to or required by Environmental Laws held by the Company or any of its Subsidiaries, no Hazardous Substance has been Released in a reportable quantity or is present in a threshold planning quantity (except as a commercial product), where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned, operated or leased by the Company or any of its Subsidiaries.

            (iii) To the best knowledge of the Company, none of the Company, any of its Subsidiaries, or any of the businesses conducted by such Persons has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance except as a commercial product to any location which is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA ("NPL"), or the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") or on any similar federal, state, foreign or local list or which is the subject of federal, state, foreign or local enforcement actions or other investigations which may lead to claims against the Company or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA;

            (iv) All oral or written notifications of a Release of a Hazardous Substance required to be filed under any applicable Environmental Law have been filed by or on behalf of the Company and its Subsidiaries;

            (v) No property now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or, to the best knowledge of the Company or any of its Subsidiaries, proposed for listing, on (A) the NPL or (B) on CERCLIS or any similar federal, state, foreign or local list of sites requiring investigation or clean-up which may lead to claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA;

            (vi) No Hazardous Substance generated by the Company or any of its Subsidiaries has been stored (except as a commercial product), recycled, treated or Released, except in compliance with applicable Environmental Laws or disposed of by the Company or any of its Subsidiaries at any location;

            (vii) There are no Liens arising under or pursuant to any applicable Environmental Laws on property owned, operated or leased by the Company or any of its Subsidiaries, and, to the best knowledge of the Company, no actions by any governmental entity have been taken or are in process which could subject any of such properties to such Liens, and no notice or restriction relating to the presence of any Hazardous Substance at any such property is required to be placed in any deed to such property; and

            (viii) There are no existing liabilities or potential liabilities of the Company or any Subsidiary identified in any environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company or any of its Subsidiaries in relation to any property or facility now or previously owned, operated or leased by the Company or any Subsidiary which are not disclosed in the reports described in Section 7.O1(p) of the Original Agreement or disclosed in Schedule VII. The Company conducts and has conducted all such environmental investigations, studies, audits, tests, reviews or other analyses in relation to all properties and facilities now or previously owned, operated or leased by the Company or any of its Subsidiaries which are required under applicable Environmental Laws and maintains such records and reports for the time periods prescribed under applicable Environmental Laws.

      (c) For purposes of this Section, representations given with respect to the Company and its Subsidiaries shall be deemed given also with respect to any matters which could result in Environmental Liabilities, to the extent successor liability could be imposed under applicable Environmental Laws on the Company or any of its Subsidiaries.

      8.15 Year 2000 Issue. Any reprogramming and related testing required to permit the proper functioning of the Company's computer systems (or of computer systems of others used by or interfacing with those of the Company) in and following the year 2000 will be completed prior to July 1, 1999, and the cost to the Company of such reprogramming and testing will not result in a Default or a Material Adverse Effect. Except for such reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Company and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, adequate for the conduct of its business.

      Section 9. Covenants. The Company agrees that, so long as any of the Working Capital Commitments are in effect and until payment in full of all Loans hereunder, the termination of all Letters of Credit and payment in full of all Letter of Credit Liabilities, all interest thereon and all other amounts payable under the Financing Documents, unless the Majority Lenders shall agree otherwise as contemplated by Section 12.05 hereof:

      9.01 Information. The Company shall deliver to each of the Lenders:

            (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, consolidated (and, if the Company's Subsidiaries, if aggregated and considered as a single subsidiary, would meet the definition of a "significant subsidiary" contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission, consolidating) statements of income, retained earnings and cash flow of the Company and its Subsidiaries for such year and the related consolidated (and, if required, consolidating) balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures (if any) for the preceding fiscal year, and accompanied, in the case of said consolidated financial statements, by an opinion thereon of Deloitte & Touche or other independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as at the end of, and for, such fiscal year, and a standard letter from such accountants stating that, in performing the auditing procedures necessary for their above-described opinion (but without any special or additional procedures for that purpose), nothing came to their attention that caused them to believe, except as specifically stated, that (i) the Company was not in compliance with any of the terms, covenants, provisions or conditions of this Agreement and (ii) the Company's calculation of the Receivables and Inventory included in the Borrowing Base as of the end of such fiscal year was not fairly stated, in all material respects, in relation to the financial statements from which such information was derived;

            (b) as soon as available and in any event within 30 days after the end of each monthly accounting period of the Company (and as soon as available and in any event within 45 days after the end of each fiscal quarter of the Company other than the last fiscal quarter in each fiscal year) consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries, in each case in a form satisfactory to the Administrative Agent, for such monthly accounting period and such fiscal quarter and for the portion of the fiscal year ended at the end of such monthly accounting period (and such fiscal quarter), and the related consolidated balance sheet as at the end of such monthly accounting period (and such fiscal quarter), setting forth in each case in comparative form the corresponding figures from the Company's operating budget for such fiscal year, and accompanied, in each case, by (i) a statement of net sales, sales volume, gross margin and operating profit by product group,
      (ii) a certificate of a Senior Officer, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company in accordance with GAAP (except for the absence of footnotes, other than in the case of financial statements delivered as at the end of and for a fiscal quarter, which shall contain footnotes of the type required by the Securities and Exchange Commission to be included in quarterly reports on Form 10-Q), consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments) and, in the case of quarterly financial statements, also accompanied by, in form and detail reasonably satisfactory to the Collateral Monitor, (iii) a reconciliation, of the Inventory and Receivables figures set forth in such financial statements as at the end of such fiscal quarter to the Borrowing Base Certificate previously delivered as at said date pursuant to clause
      (c) below and (iv) a summary of aging of receivables and a summary of aging of accounts payable;

            (c) as soon as available and in any event within (i) ten Business Days after the last day of each calendar month, (ii) if the most recently delivered Borrowing Base Certificate did not show that the Borrowing Base equalled or exceeded 150% of the Working Capital Commitments and the Majority Lenders have so requested, five Business Days after the last day of each week (other than a week in which a calendar month ends), and (iii) five Business Days after receipt of a request therefor (which may be given from time to time after the occurrence and during the continuation of a Default) from the Majority Lenders, a Borrowing Base Certificate as at such day or the date of such request, as the case may be; provided that, in the case of any Borrowing Base Certificate to be delivered pursuant to the foregoing clause (ii) or (iii), Eligible Inventory shall be calculated based on the amount of Eligible Inventory as of the date of the Borrowing Base Certificate most recently delivered pursuant to clause (i), adjusted to reflect the Company's best estimate of changes in Eligible Inventory since the date of such Borrowing Base Certificate;

            (d) (i) within 30 days after the beginning of each fiscal year of the Company, a copy of the operating budget, including, without limitation, projection of the anticipated cash flow, of the Company and its Subsidiaries, divisions and product group for such fiscal year and each fiscal quarter included in such fiscal year, such budget to be accompanied by a certificate of a Senior Officer specifying the assumptions on which such budget was prepared, stating that such officer has no reason to question the reasonableness of any material assumptions on which such budget was prepared and providing such other details as the Administrative Agent may reasonably request, and (ii) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of the Company in each fiscal year, a projection for each of the remaining fiscal quarters in such fiscal year of the anticipated consolidated cash flow of the Company and its Subsidiaries and the related balance sheets;

            (e) (i) if requested by the Collateral Monitor or the Majority Lenders (to the extent practicable, to be coordinated with the preparation of the financial statements delivered pursuant to Section 9.01(a)), a report of the Collateral Monitor or another independent collateral auditor (which may be, or be affiliated with, one of the Lenders) with respect to the Receivables and Inventory components included in the Borrowing Base, which report shall indicate that, based upon a review by such auditor of the Receivables (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Company conducted in a manner comparable to that employed by the Company's independent certified public accountants in connection with audits of the annual financial statements of the Company) and Inventory (including verification as to the value, location and respective types), the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects and (ii) if requested by the Administrative Agent or the Majority Lenders because it or they believe that the values used to determine the Available PP&E Amount may have changed materially since the date of the most recent valuation report, a valuation report prepared by the Appraisers of the plant, property and equipment assets of the Company and its Subsidiaries, which report shall include the orderly liquidation value of the machinery and equipment of the Company and its Subsidiaries and the fair market value of the real property of the Company and its Subsidiaries; provided that the Company shall pay the cost of no more than one Receivables and Inventory report and one plant, property and equipment report in each fiscal year of the Company unless an Event of Default has occurred and is continuing, in which case the Company shall pay the cost of up to three additional Receivables and Inventory reports in each fiscal year;

            (f) promptly upon (i) the mailing thereof to the shareholders or creditors of the Company generally, copies of all financial statements, reports and proxy statements so mailed or (ii) the delivery thereof to the holders of or trustee for the Senior Notes, copies of all documents or notices required to be delivered to such Persons pursuant to the Indenture;

            (g) promptly upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any reports which the Company shall have filed with the Securities and Exchange Commission;

            (h) if and when the Company or any member of the Controlled Group
      (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC,
      (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Senior Officer setting forth details as to such occurrence and action, if any, which the Company or member of the Controlled Group is required or proposes to take;

            (i) promptly following the delivery thereof to the Company or to the Board of Directors or management of the Company, a copy of any management letter or written report by independent public accountants with respect to the financial condition, operations, business or prospects of the Company;

            (j) promptly after management of the Company knows that any Default has occurred and is continuing, a notice of such Default, describing the same in reasonable detail;

            (k) once during each fiscal year of the Company, if requested by the Administrative Agent or the Majority Lenders because it or they believe that current liabilities and potential sources of future liabilities may have increased materially since the date of the most recent such report or update, an update prepared by an independent engineer satisfactory to the Administrative Agent of the reports delivered pursuant to Section 7.01(p) of the Original Agreement, reporting any material changes in the estimate of current liabilities and assessment of potential sources of future liabilities contained therein;

            (l) once during each fiscal year, if requested by the Collateral Monitor, a list in form satisfactory to the Collateral Monitor, of the names and addresses of all account debtors of the Company and its Subsidiaries with accounts aggregating at least $10,000; and

            (m) from time to time such other information regarding the financial condition, operations, prospects or business of the Company as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

      The Company will furnish to each Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a Senior Officer (i) to the effect that, to the best of his knowledge after due inquiry, no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail) and (ii) setting forth in reasonable detail the computations necessary to determine whether it was in compliance with Sections 9.08 to 9.15, inclusive, and 9.18 and 9.20 hereof as of the end of the respective monthly accounting period, fiscal quarter or fiscal year.

      9.02 Taxes and Claims. The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it (including with respect to the Mortgages on such properties), prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon the property of the Company or such Subsidiary, provided that neither the Company nor such Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by proper proceedings if (x) it maintains adequate reserves with respect thereto,
(y) such contest, proceedings and reserves have been described in a certificate of a Senior Officer delivered to the Lenders and (z) foreclosure or realization upon any Lien on the property of the Company or such Subsidiary has not occurred and does not appear to be imminent.

      9.03 Insurance. The Company will maintain, and will cause each of its Subsidiaries to maintain, insurance in responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Company and its Subsidiaries operate, provided that in any event the Company shall maintain insurance not less favorable than set forth in Schedule VIII.

      Such insurance shall be written by financially responsible companies selected by the Company, having an A.M. Best rating of "A-" or better and in a financial size category of XV or larger, or by other companies acceptable to the Majority Lenders, and (other than workers' compensation) shall name the Administrative Agent as loss payee and/or as additional insured, as its interests may appear. Each policy referred to in this Section 9.03 shall include effective waivers by the insurer of all claims for insurance premiums against the Administrative Agent or any Lender, provide that all insurance proceeds in excess of $250,000 per claim which would otherwise be payable to the Company or any Subsidiary of the Company under any of the policies referred to in this
Section 9.03 shall be adjusted with and payable to the Administrative Agent (for deposit in the Collateral Account maintained pursuant to the Security Documents and application in accordance with Section 3.02(b)(2)), provide that it will not be cancelled or reduced or amended except after not less than 30 days' written notice to the Administrative Agent and provide that the interests of the Administrative Agent and the Lenders shall not be invalidated by any act or negligence of the Company or any Person having an interest in the Plants nor by occupancy or use of the Plants for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to the Plants. The Company will advise the Administrative Agent promptly of any policy cancellation, reduction or amendment.

      On the Closing Date the Company delivered to the Administrative Agent certificates of insurance satisfactory to the Administrative Agent evidencing the existence of all insurance required to be maintained by the Company hereunder and showing the termination or expiry date of such insurance. Thereafter, not later than five Business Days prior to the termination or expiry date of any such insurance the Company has delivered and shall deliver to the Administrative Agent certificates of insurance evidencing that such insurance has been renewed or replaced, subject only to the payment of premiums as they become due. The Company shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section unless the Administrative Agent is named as loss payee and insured therein, with loss payable as provided herein. The Company will immediately notify the Administrative Agent whenever any such separate insurance is obtained and shall deliver to the Administrative Agent the certificates evidencing the same.

      If, in the opinion of the Company, any of the insurance which it is required to maintain pursuant to this Section is not available on commercially reasonable terms, the Company shall so notify the Administrative Agent and the Lenders and, with the consent of the Majority Lenders, may elect not to purchase such insurance; provided that if the Company shall not have received notice of disapproval from the Majority Lenders within 20 days of receipt by the Lenders of such notice from the Company, the Lenders shall be deemed to have consented, for the purposes of this Section, to the election not to purchase such insurance.

      9.04 Maintenance of Existence; Conduct of Business. The Company will preserve and maintain, and will cause each of its Subsidiaries to preserve and maintain, its corporate existence and all material rights, privileges and franchises necessary or desirable in the normal conduct of its business, and will conduct its business in a regular manner; provided that nothing herein shall prevent the merger and dissolution of any Subsidiary of the Company into the Company or a Wholly-Owned Subsidiary so long as the Company or such Wholly-Owned Subsidiary is the surviving corporation.

      9.05 Maintenance of and Access to Properties. The Company will keep, and will cause each of its Subsidiaries to keep, all of its properties necessary in its business in good working order and condition (having regard to the condition of such properties at the time such properties were acquired by the Company or such Subsidiary), ordinary wear and tear excepted, and proper books of record and account in which entries shall be made in conformity with GAAP of all dealings and transactions in relation to its business activities, and will permit representatives of the Lenders to inspect such properties and, upon reasonable notice and at reasonable times, to examine and make extracts and copies from the books and records of the Company and any such Subsidiary.

      9.06 Compliance with Applicable Laws. The Company will comply, and will cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental body or regulatory authority (including, without limitation, all Environmental Laws), a breach of which would have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

      9.07 Litigation. The Company will promptly give to the Administrative Agent (which shall promptly notify each Lender) notice in writing of (i) all judgments against it or any of its Subsidiaries which individually exceed $250,000 or in the aggregate exceed $500,000 and (ii) all litigation and of all proceedings of which it is aware before any courts, arbitrators or governmental or regulatory agencies affecting the Company or any of its Subsidiaries except litigation or proceedings which, if adversely determined, would not in the reasonable opinion of the Company have a Material Adverse Effect.

      9.08 Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except: (i) Indebtedness to the Lenders under the Financing Documents, (ii) Indebtedness outstanding on the Effective Date and identified in Schedule VI hereto and any renewals, extensions or refinancings of Indebtedness in Part B of such Schedule, provided that such renewals, extensions or refinancings shall not increase the amount of such Indebtedness or of the collateral securing it and, in the case of any renewal, extension or refinancing of the Senior Notes, shall be on terms and conditions reasonably satisfactory to the Administrative Agent (and in any event no less favorable to the Administrative Agent and the Lenders than the Senior Notes), (iii) Indebtedness of any Subsidiary Guarantor to the Company in an aggregate principal amount at any time outstanding not to exceed $10,000,000, so long as such Indebtedness is evidenced by a note satisfactory to the Administrative Agent, (iv) Indebtedness secured by Liens permitted by clause
(ii) of Section 9.13, (v) Indebtedness under or in respect of currency exchange contracts or Interest Rate Protection Obligations incurred in the ordinary course of business and (vi) other Indebtedness of the Company in an aggregate principal amount at any time outstanding not to exceed $1,000,000.

      9.09 Net Worth. The Company will not at any date permit Net Worth to be less than the sum of (i) $90,000,000 plus (ii) 75% of consolidated net income (if positive) of the Company and its Subsidiaries for each fiscal quarter of the

Company ended on or prior to such date, commencing with the fiscal quarter ending on September 30, 1997.

        9.10 Interest Coverage Ratio. The Company will not permit the ratio, calculated as at the end of each fiscal quarter for the four fiscal quarters then ended, of Cash Flow for such period to Interest Expense for such period to be less than the ratio set forth below for the period in which such fiscal quarter ends:

         Period                                                    Ratio

         January 1, 1998 through March 31, 1998                   1.50:1

         April 1,1998 through September 30, 1998                  1.75:1

         October 1, 1998 through March 31, 1999                   2.00:1

         April 1, 1999 through September 30, 1999                 2.25:1

         October 1, 1999 through September 30, 2000               2.50:1

         October 1, 2000 through September 30, 2001               2.75:1

         October 1, 2001 through September 30, 2002               3.00:1

         and all times thereafter                                 3.50:1


      9.11 Leverage Ratio. The Company will not permit the ratio, calculated as at the end of each fiscal quarter for the four fiscal quarters then ended, of
(i) Funded Indebtedness as at the end of such period to (ii) Cash Flow for such period to be greater than the ratio set forth below for the period in which such fiscal quarter ends:

         Period                                                    Ratio

         January 1, 1998 through June 30, 1998                    5,00:1

         July 1, 1998 through December 31, 1998                   4.50:1

         January 1, 1999 through September 30, 1999               4.00:1

         October 1, 1999 through September 30, 2000               3.75:1

         October 1, 2000 through September 30, 2001               3.50:1

         October 1, 2001 through September 30, 2002               3.25:1

         and at all times thereafter                              3.00:1

      9.12 Mergers, Asset Dispositions, Acquisitions, Etc. Except as expressly permitted by Section 9.04, the Company will not, and will not permit any of its Subsidiaries to, be a party to any merger or consolidation, or sell, lease, assign, transfer or otherwise dispose of any assets, or acquire assets from any Person, except the following:

            (i) dispositions of inventory in the ordinary course of business;

            (ii) dispositions of worn out or obsolete tools, machinery or equipment no longer used or useful in the business of the Company and its Subsidiaries, provided that the proceeds of such dispositions are applied to purchase replacement tools, machinery or equipment within 60 days of such dispositions;

            (iii) acquisitions of assets (other than fixed or capital assets) in the ordinary course of business and expenditures in respect of fixed or capital assets to the extent permitted under Section 9.18 hereof;

            (iv) acquisitions of Investments permitted under Section 9.14 hereof;

            (v) acquisitions of any assets by the Company for consideration, which taken together with all consideration paid for assets acquired pursuant to this clause (v), shall not exceed $30,000,000 in the aggregate; provided that (1) such assets are used in the same line or lines of businesses as the businesses conducted by the Company or any Subsidiary on the Effective Date; (2) before and after giving effect to the consummation of the acquisition of such assets, (a) no Default shall have occurred and be continuing and (b) the sum of the Company's cash on hand and the aggregate unused amount of the Working Capital Commitments which the Company would be permitted to use pursuant to Section 2.01(ii) shall equal or exceed $10,000,000; (3) the Company shall have delivered to each of the Lenders not less than 30 days prior to the date of the acquisition of such assets (a) a certificate demonstrating the Company's compliance with its obligations under Sections 9.09, 9.10 and 9.11, in each case determined on a pro forma basis after giving effect to the consummation of the acquisition of such assets, (b) a pro forma consolidated statement of cash flow of the Company and its Subsidiaries for the twelve months then most recently ended, after giving effect to the consummation of the acquisition of such assets, which statement of cash flow shall show cash flow not less than the cash flow set forth in the consolidated statement of cash flow most recently delivered prior to such date pursuant to Section 9.01(a) or (b), and (c) such information as the

      Administrative Agent and each Lender shall have reasonably requested concerning such acquisition, including information relating to actual or potential environmental liabilities in respect of such assets; and (4) the Majority Lenders shall not have disapproved such acquisition on the basis of such environmental liabilities within 15 days of receipt of such information referred to in clause (3)(c) above;

            (vi) dispositions of any asset having a fair market value not exceeding $250,000;

            (vii) dispositions of assets not otherwise permitted pursuant to this Section for cash proceeds in an amount not less than the fair market value of the assets being disposed of (determined in good faith by the Board of Directors); provided that (x) such cash proceeds, taken together with all other cash proceeds received for assets disposed of pursuant to this clause (vi), and net of the amount of such proceeds used to replace the assets disposed of, shall not exceed $10,000,000 in the aggregate and
      (y) the sum of (i) 85% of the aggregate amount of Eligible Receivables,
      (ii) 50% of the aggregate amount of Eligible Inventory, (iii) 25% of Eligible Machinery and Equipment and (iv) 25% of Eligible Real Property, in each case determined at said date, shall equal or exceed (after giving effect to such disposition) 150% of the Working Capital Commitments; and

            (viii) dispositions of land, building and machinery and equipment and related assets located in Salem, Massachusetts and of the utility products manufacturing assets and related equipment currently operated at the Plant located in Middletown, Delaware, in each case for cash proceeds in an amount not less than the fair market value thereof (determined in good faith by the Board of Directors), and subject to the conditions set forth in clause (vii)(y) above and in Section 3.02(b)(i)(4).

      9.13 Liens. The Company will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any property or assets, now owned or hereafter acquired, securing any Indebtedness or other obligation, except: (i) the Liens created pursuant to the Security Documents and other Liens existing on the Effective Date and listed in Schedule VI hereto; (ii) Liens (including Capital Leases) existing on other assets at the date of acquisition thereof or which attach to such assets concurrently with or within 90 days after the acquisition thereof, securing Indebtedness incurred to finance the acquisition thereof in an aggregate principal amount at any time outstanding not exceeding $2,000,000; (iii) other Liens arising in the ordinary course of the business of the Company or such Subsidiary which are not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not


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

materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; and (iv) the Permitted Encumbrances referred to in the Mortgages.

      9.14 Investments. The Company will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any advances, loans or other extensions of credit or capital contributions (other than prepaid expenses in the ordinary course of business) to (by means of transfers of property or assets or otherwise), or purchase or own any stocks, bonds, notes, debentures or other securities of, any Person (all such transactions being herein called "Investments"), except: (i) accounts permitted pursuant to Section 9.20; (ii) Liquid Investments in the name and under the control of a Lender or the Administrative Agent (or a collateral sub-agent for the Administrative Agent) as contemplated by the Security Documents; (iii) subject to Section 9.16 hereof, Investments in accounts and notes receivable acquired in the ordinary course of business as presently conducted; (iv) loans by the Company and its Subsidiaries to employees in the ordinary course of business in an aggregate principal amount at any time outstanding not exceeding $1,000,000; (v) Investments existing on the Closing Date in Wholly-Owned Subsidiaries and additional Investments in Subsidiaries, so long as such Investments are made with cash and are in amounts reasonably needed to support the operations of such Subsidiaries, in an aggregate amount (on a cost basis, net of repayments by such Subsidiaries of such Investments) not to exceed $10,000,000 at any one time outstanding; and
(vi) Investments consisting of acquisitions permitted by Section 9.12(v).

      9.15 Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make any Restricted Payment, except that so long as no Default has occurred and is continuing the Company may make payments to repurchase or redeem and retire common stock of the Company owned by employees of the Company or any of its Subsidiaries upon termination of employment (including death or disability) of such employees in an aggregate amount not to exceed $1,000,000 in any fiscal year of the Company.

      9.16 Transactions with Affiliates. Except as expressly permitted by this Agreement, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) make any Investment in an Affiliate of the Company;
(ii) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate of the Company; (iii) merge into or consolidate with or purchase or acquire assets from an Affiliate of the Company; or (iv) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate of the Company (including, without limitation, Guaranties and assumptions of obligations of an Affiliate of the Company); provided that (a) any Affiliate of the Company who is an individual may serve as a director, officer or employee of the Company and


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

receive reasonable compensation or indemnification in connection with his or her services in such capacity; (b) the Company or a Subsidiary of the Company may enter into any transaction with an Affiliate of the Company providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Company or such Subsidiary as the monetary or business consideration which would obtain in a comparable arm's length transaction with a Person not an Affiliate of the Company.

      9.17 Lines of Businesses. Neither the Company nor any of its Subsidiaries shall engage to any substantial extent in any line or lines of business activity other than the businesses conducted by it on the Effective Date and the Melt Blown business (consisting of equipment to be constructed for the manufacture of filtration products through a plastic extrusion process).

      9.18 Capital Expenditures. The Company will not permit the aggregate amount of Capital Expenditures made in any period referred to below to exceed the sum of:

            (i)(w) for the fiscal year ending September 30, 1998, $39,000,000;
      (x) for the fiscal year ending September 30, 1999, $18,000,000; (y) for the fiscal year ending September 30, 2000, $16,000,000; and (z) for each fiscal year ending thereafter, $15,000,000; plus

            (ii) for each fiscal year ending after September 30, 1997, the excess (if any) of the amount of Capital Expenditures for the immediately preceding fiscal year specified pursuant to clause (i) above (or, in the case of the fiscal year ending September 30, 1998, pursuant to clause (i) of Section 9.18 of the Original Agreement) over the amount of Capital Expenditures actually made during such fiscal year pursuant to such clause
      (i) (without including any carryover amount from any prior fiscal year); provided that the Company shall be in compliance with its obligations under Section 9.11 hereof at the time Capital Expenditures are made pursuant to this clause (ii).

      If any property acquired or constructed by the Company after the date hereof is not subject to the Lien of the Security Documents, the Company will execute and deliver such mortgages and other security documents as may be necessary, or as the Administrative Agent may request, to subject such property to such a Lien.


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

      9.19 Modification of Other Agreements. The Company will not, and will not permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of any of the Assigned Agreements in any respect to the extent such modification, supplement or waiver would impair materially the benefit to the Company or such Subsidiary of such Assigned Agreement, it being understood that any modification, supplement or waiver of any Assigned Agreement which adversely affects the amount or timing of any payment by or to the Company or any of its Subsidiaries thereunder shall be deemed to impair materially the benefit thereof to the Company for purposes hereof, without the prior written consent of the Administrative Agent (with the approval of the Majority Lenders). The Company will not request or consent to any modification, supplement or waiver of any of the provisions of any Acquisition Document or amend or modify its certificate of incorporation or by-laws or the Indenture, the Senior Notes or any other document governing the Senior Notes (or any renewal, extension or refinancing thereof) or, so long as the IRB Letter of Credit is outstanding, any document governing obligations secured by the IRB Letter of Credit, without the prior written consent of the Administrative Agent (with the approval of the Majority Lenders); provided that if the Company shall not have received notice of disapproval from the Majority Lenders within 20 days of receipt by the Lenders of notice from the Company of a proposed modification, supplement, waiver or amendment, the Lenders shall be deemed to have consented thereto.

      9.20 Bank Accounts. Neither the Company nor any of its Subsidiaries will maintain any accounts with any bank or other financial institution having outstanding daily collected balances at any one time exceeding $2,000,000 in the aggregate except (i) the Collateral Account referred to in the Security Documents, (ii) any accounts maintained with Lenders, (iii) any accounts with respect to which a letter substantially in the form of the lockbox letter set forth in the Security Documents has been executed in favor of the Administrative Agent, and (iv) any accounts maintained solely to meet payroll disbursements with respect to employees of the Company or its Subsidiaries, which accounts shall contain amounts not in excess of two weeks' estimated payroll disbursements.

      9.21 Environmental Matters. The Company will promptly give to the Lenders notice in writing of any complaint, order, citation, notice or other written communication from any Person with respect to, or if the Company becomes aware after due inquiry of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or Environmental Liability at, upon, under or within any property now or previously owned, leased, operated or used by the Company or any of its Subsidiaries or any part thereof, or due to the operations or activities of the Company, any Subsidiary or any other Person on or in connection with such property or any part thereof (including receipt by the Company or any


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

Subsidiary of any notice of the happening of any event involving the Release or cleanup of any Hazardous Substance), (ii) any Release on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, (iii) the commencement of any cleanup pursuant to or in accordance with any applicable Environmental Law of any Hazardous Substances on or about such property or any part thereof and (iv) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each of cases (i), (ii), (iii) and (iv), (x) which could reasonably be expected to result in liability or expenses in excess of $250,000 or (y) which individually or in the aggregate could have a Material Adverse Effect.

      9.22 Senior Notes. The Company shall not, and shall not permit any of its Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, deposit any monies with any Person with respect to, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Senior Notes other than regularly scheduled payments of interest in respect thereof required pursuant to the Senior Notes and the Indenture; provided that (x) the Company may redeem up to $37,500,000 in aggregate principal amount of the Senior Notes pursuant to and in accordance with Section 1101 of the Indenture, so long as (i) no Default has occurred and is continuing and (ii) immediately after such redemption, the sum of the Company's cash on hand and the aggregate unused amount of the Working Capital Commitments which the Company would be permitted to use pursuant to Section 2.01 would equal or exceed $10,000,000 and (y) the Company may refinance the Senior Notes in accordance with Section 9.08(ii).

      9.23 Certain Obligations Respecting Guaranties and Collateral. (a) The Company shall notify the Administrative Agent immediately if it knows, or has reason to know, that any application or registration relating to any Copyright, Patent or Trademark that is material to the business of the Company or any of its Subsidiaries may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Copyright Office, the United States Patent and Trademark Office, or any court) regarding the Company's ownership of any Copyright, Patent or Trademark that is material to the business of the Company or any of its Subsidiaries, its right to register or patent the same, or to keep and maintain the same. In the event that any right to Copyright, Copyright License, Patent, Patent License, Trademark or Trademark License that is material to the business of the Company or any of its Subsidiaries is infringed, misappropriated or diluted by a third party, the Company shall notify the Administrative Agent promptly after it learns thereof and shall promptly sue for infringement, misappropriation or dilution or take such


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other action as is appropriate to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as the Company shall reasonably deem appropriate under the circumstances to protect such Copyright, Copyright License, Patent, Patent License, Trademark or Trademark License; provided that the Company shall not be obligated to take any action if, in its reasonable business judgment, the cost of such action exceeds the benefit to be derived therefrom. Capitalized terms not otherwise defined in this subsection (a) shall have the meanings ascribed to them in the Security Documents.

      (b) The Majority Lenders shall have the right from time to time to require the Company, pursuant to a written request from the Administrative Agent, to cause any domestic Subsidiary of the Company as may be specified in such request to become a party to the Subsidiary Guaranty or to execute and deliver such other guaranties, in form and substance satisfactory to the Majority Lenders, guaranteeing payment of the Company's obligations hereunder and to provide, or to cause such Subsidiary to provide, Liens upon such assets as may be specified in such request to secure the obligations of the Company and such Subsidiary hereunder and under the Subsidiary Guaranty or such other guaranties. Any such request shall be made by the Majority Lenders in the good faith exercise of their discretion. Within 30 days after any such request, the Company shall, and shall cause such Subsidiary of the Company to, (i) execute and deliver to the Administrative Agent such number of copies as the Administrative Agent may specify of documents creating such guaranties and Liens and (ii) do all other things which may be necessary or which the Administrative Agent may reasonably request in order to confer upon and confirm to the Lenders the benefits of such security. Within 45 days after a request for security pursuant hereto, the Company shall, and shall cause such Subsidiary of the Company to, deliver such legal opinions, certificates, evidences of corporate action or other documents as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, relating to the satisfaction of the Company's obligations under this Section.

      Section 10. Defaults.

      10.01 Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

            (a) default in the payment of (i) the principal of any Loan or any Reimbursement Obligation when due or of (ii) interest or any other amount payable under the Financing Documents within three Business Days after the due date thereof; or


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            (b) the Company or any of its Subsidiaries shall default in the payment when due of any principal of or interest on Indebtedness having an aggregate outstanding principal amount of at least $1,000,000 (other than the Loans); or any event or condition shall occur which results in the acceleration of the maturity of any such Indebtedness or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Indebtedness or any Person acting on such holder's behalf to accelerate the maturity thereof; or

            (c) any representation or warranty made or deemed made by the Company or any of its Subsidiaries in any Financing Document or in any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions of any Financing Document, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

            (d)(i) the Company shall default in the performance of any of its obligations under clauses (c) or (j) of Section 9.01, or Section 9.03 or Sections 9.08 through 9.22 hereof; (ii) any Subsidiary Guarantor shall default in the performance of any of its obligations under the Subsidiary Guaranty; or (iii) the Company or any Subsidiary Guarantor shall default in the performance of any of its other obligations in any Basic Document, and such default described in this subclause (iii) shall continue unremedied for a period of 30 days after notice thereof to the Company by the Administrative Agent or the Majority Lenders (through the Administrative Agent); or

            (e) the Company or any of its Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

            (f) the Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate or partnership action for the purpose of effecting any of the foregoing; or


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            (g) a proceeding or case shall be commenced, without the application or consent of the Company or any of its Subsidiaries in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person or of all or any substantial part of its assets, or (iii) similar relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against such Person shall be entered in an involuntary case under the Bankruptcy Code; or

            (h) a final judgment or judgments for the payment of money shall be rendered by a court or courts against the Company or any of its Subsidiaries in excess of $250,000 in the aggregate, and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 10 days from the date of entry thereof, or the Company or such Subsidiary shall not, within said period of 10 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

            (i) the Company or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $250,000 which it shall have become liable under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $250,000 shall be filed under Title IV of ERISA by the Company or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any such Plan or Plans; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause the Company or one or more members of the Controlled Group to incur a current payment obligation in excess of $250,000; or


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            (j) any of the Assigned Agreements shall be terminated prior to the end of its stated term, or shall cease to be in full force and effect prior to the end of its stated term, for whatever reason, without the prior consent of the Majority Lenders; or

            (k)(i) as a result of one or more transactions after the date of this Agreement, any "person" or "group" of persons (other than Amin Khoury, his lineal descendants or trusts established by Amin Khoury for his lineal descendants) shall have "beneficial ownership" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder) of 30% or more of the outstanding common stock of the Company; or (ii) without limiting the generality of the foregoing, during any period of 12 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Company shall cease for any reason to constitute a majority of the board of directors of the Company; or (iii) Amin Khoury, his lineal descendants and trusts established by Amin Khoury for his lineal descendants shall have "beneficial ownership" of 40% or more of the outstanding common stock of the Company; or

            (l)(i) any Security Document or the Subsidiary Guaranty shall cease, for any reason, to be in full force and effect or any party thereto (other than the Lenders) shall so assert in writing; or (ii) any Security Document shall cease to be effective to grant a Lien on the collateral described therein with the priority purported to be created thereby.

      THEREUPON: the Administrative Agent may (and, if directed by the Majority Lenders, shall) (a) declare the Working Capital Commitments terminated (whereupon the Working Capital Commitments shall be terminated) and/or (b) terminate any Letter of Credit providing for such termination by sending a notice of termination as provided therein (and/or, in the case of the IRB Letter of Credit, notify the trustee for the bonds secured by the IRB Letter of Credit of such Event of Default and direct the trustee to declare an event of default with respect to and accelerate such bonds, draw under the IRB Letter of Credit and exercise remedies under the bond documents, and/or by notice to the Company, the trustee and remarketing agent for such bonds, terminate the liquidity period therefor) and/or (c) declare the principal amount then outstanding of and the accrued interest on the Loans and Reimbursement Obligations and commitment fees, letter of credit fees and all other amounts payable hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or


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other formalities of any kind, all of which are hereby expressly waived by the
Company and/or (d) exercise any or all rights and remedies authorized or provided for in the Security Documents or under applicable law; provided that in the case of the occurrence of an Event of Default with respect to the Company referred to in clause (f) or (g) of this Section 10.01, the Working Capital Commitments shall be automatically terminated and the principal amount then outstanding of and the accrued interest on the Loans and Reimbursement Obligations and commitment fees, letter of credit fees and all other amounts payable hereunder and under the Notes shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.

      10.02 Collateral Account. The Company hereby agrees, in addition to the provisions of Section 10.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent or the Majority Lenders, pay (and, in the case of any Event of Default with respect to the Company referred to in clause (f) or (g) of
Section 10.01 hereof, forthwith, without any demand or the taking of any other action by the Lenders, it shall automatically be obligated to pay) to the Administrative Agent an amount in immediately available funds equal to the then aggregate amount available for drawings under all Letters of Credit issued for the account of the Company, which funds shall be held by the Administrative Agent in the Collateral Account maintained by the Company pursuant to the Security Documents, and be subject to investment and withdrawal only as provided therein.

      Section 11. The Administrative Agent.

      11.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the Letters of Credit and the other Basic Documents with such powers as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this Section 11 shall include reference to its affiliates and its and its affiliates' officers, directors, employees and agents and to Chase acting in its individual capacity hereunder as issuer of Participation Letters of Credit): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement, the Letters of Credit and the other Basic Documents, and shall not by reason of this Agreement, the Letters of Credit or any other Basic Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, the Letters of Credit or any other Basic Document, or in any certificate or other document referred to or provided for in,


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or received by any of them under, this Agreement, the Letters of Credit or any other Basic Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Letters of Credit or any other Basic Document or any other document referred to or provided for herein or therein or for any failure by the Company or any of its Subsidiaries or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Basic Document except to the extent requested by the Majority Lenders, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under the Letters of Credit, any other Basic Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Without in any way limiting any of the foregoing, each Lender acknowledges that the Administrative Agent shall have no greater responsibility in the operation of Letters of Credit than is specified in the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (or any replacement or revision thereof in effect from time to time).

      11.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement, the Letters of Credit or any other Basic Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Majority Lenders and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

      11.03 Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or Reimbursement Obligations) unless the Administrative Agent has received notice from a Lender or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). The Administrative Agent shall (subject to Section 11.07 hereof) take such action


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with respect to such Default as shall be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.

      11.04 Rights as a Lender. With respect to its Working Capital Commitments and the Loans made and Letter of Credit Liabilities held by it, Chase in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company (and any of its Affiliates) as if it were not acting as the Administrative Agent, and the Administrative Agent may accept fees and other consideration from the Company (in addition to the agency fees and arrangement fees heretofore agreed to between the Company, the Administrative Agent for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

      11.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 2.02(g), 12.03 or 12.04 hereof, but without limiting the obligations of the Company under said Sections 2.02(g), 12.03 and 12.04), ratably in accordance with their respective Working Capital Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, the Letters of Credit or any other Basic Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Sections 2.02(g), 12.03 and
12.04 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

      11.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement, the Letters of Credit or any of the other Basic Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company (other than maintaining records of payments by the Company to it) or any other Person of this Agreement or any of the other Basic Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Company or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, under the Letters of Credit or the other Basic Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company or any other Person (or any of their affiliates) which may come into the possession of the Administrative Agent.

      11.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder, under the Letters of Credit and under the other Basic Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 11.05 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

      11.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent reasonably acceptable to the Company. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent (the "Notice Date"), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Company. Any successor Administrative Agent shall be (i) a Lender or (ii) if no Lender has accepted such appointment within 40 days after the Notice Date, a bank which has an office in New York, New York with a combined capital and surplus of at least

$250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

      11.09 Collateral Sub-Agents. Each Lender by its execution and delivery of this Agreement agrees, as contemplated by the Security Documents, that, in the event it shall hold any Liquid Investments referred to therein, such Liquid Investments shall be held in the name and under the control of such Lender and such Lender shall hold such Liquid Investments as a collateral sub-agent for the Administrative Agent thereunder.

      Section 12. Miscellaneous.

      12.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Basic Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Basic Documents are cumulative and not exclusive of any remedies provided by law.

      12.02 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telegraph, telecopy, cable or other writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to the Company and the Administrative Agent given in accordance with this Section 12.02. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier, delivered to the telegraph or cable office or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

      12.03 Expenses, Etc. The Company agrees to pay or reimburse each of the Lenders and the Administrative Agent for paying: (a) the reasonable fees and expenses of Davis Polk & Wardwell, special counsel to the Administrative Agent, and special local counsel to the Administrative Agent in the States in which the Mortgages are recorded in connection with (i) the preparation, execution and delivery of this Agreement (including the Exhibits hereto) and the Security Documents and the making of the Loans and issuance of Letters of Credit hereunder and (ii) any modification, supplement or waiver of any of the terms of this Agreement, the Letters of Credit or any other Basic Document; (b) if an Event of Default occurs, all costs and expenses of each of the Lenders and the Administrative Agent (including reasonable counsels' fees) incurred as a result of such Event of Default and collection, enforcement, bankruptcy, insolvency and other proceedings resulting therefrom; (c) all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any lien or security interest contemplated by this Agreement, any Security Document or any document referred to herein or therein; and (d) all costs, expenses and other charges in respect of title insurance procured with respect to the Liens created pursuant to the Mortgages.

      12.04 Indemnification. The Company shall indemnify the Administrative Agent, the Lenders and each affiliate thereof and their respective directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any actual or proposed use by the Company of the proceeds of any extension of credit (whether a Loan or a Letter of Credit) by any Lender hereunder or breach by the Company of this Agreement or any other Basic Document, (ii) any Environmental Liabilities, (iii) any accident, injury to or death of Persons or loss of or damage to property occurring in, on or about any of the Plants or on any sidewalks, curbs, property or parking areas adjoining the Plants, (iv) the performance of any labor or services or the furnishing of any materials or other property in respect of any of the Plants, or (v) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, whether or not the indemnified Person is a party thereto, and the Company shall reimburse the Administrative Agent and each Lender, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including legal fees and fees of engineers, environmental consultants and similar technical personnel) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or as a result of a successful suit by the Company seeking to enforce its rights against such Person under the Financing Documents.

      12.05 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Financing Document, nor any consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Majority Lenders and the Company, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) increase any Working Capital Commitment of any of the Lenders or subject the Lenders to any additional obligations; (ii) reduce the principal of, or interest on, any Loan, Reimbursement Obligation or fees hereunder; (iii) postpone any date fixed for any payment of principal of, or interest on, any Loan, Reimbursement Obligation or fee hereunder pursuant to Sections 2.02, 2.04, 4.01 or 4.02 hereof; (iv) change the percentage of any of the Working Capital Commitments or of the aggregate unpaid principal amount of any of the Loans and Letter of Credit Liabilities, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Agreement; (v) change any provision contained in Sections 2.08, 6, 12.03 or
12.04 hereof or this Section 12.05 or Section 12.08 hereof; or (vi) release all or a substantial portion of the security for the obligations of the Company under this Agreement or any Note. Notwithstanding anything in this Section 12.05 to the contrary, no amendment, waiver or consent shall be made with respect to
Section 11 without the consent of the Administrative Agent.

      12.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that the Company may not assign its rights or obligations hereunder or under the Notes without the prior written consent of all of the Lenders. Each Lender may assign any Loan or Loans or Letter of Credit Liabilities or all or any part of its Working Capital Commitments (i) to any affiliate thereof, (ii) to any other Lender, or (iii) with the consent of the Administrative Agent, which consent shall not be unreasonably withheld, to any other bank or financial institution or fund; provided that any assignment shall not be less than $5,000,000 or, if less, shall constitute an assignment of all of such Lender's Working Capital Commitments, Loans and Letter of Credit Liabilities. Upon execution by the assignor and the assignee of an instrument pursuant to which the assignee assumes such rights and obligations, payment by such assignee to such assignor of an amount equal to the purchase price agreed between such assignor and such assignee and delivery to the Administrative Agent and the Company of an executed copy of such instrument together with payment by such assignee to the Administrative Agent of a processing fee of $2,500, such assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would have if it were a Lender hereunder and the assignor shall be, to the extent of such assignment (unless otherwise provided therein) released from its obligations under this Agreement. Upon the consummation of such assignment, the Company shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If such assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the date of the applicable instrument of assumption, deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 5.08(f). Each Lender may (without the consent of any other party to this Agreement) sell participations in all or any part of any Loan or Loans made or Letter of Credit Liabilities held by it to another bank or other entity, in which event the participant shall not have any rights under this Agreement (except as provided in the next succeeding sentence hereof), or in the case of a Loan, such Lender's Note (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto, which agreement shall not give the participant the right to consent to any modification, amendment or waiver other than one described in clause (i), (ii), (iii) or (vi) of Section 12.05 hereof). The Company agrees that each participant shall be entitled to the benefits of Sections 5.07 and 6 with respect to its participation; provided that no participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such participant had no such transfer occurred. Each Lender may furnish any information concerning the Company and its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) which have agreed in writing to be bound by the provisions of Section 12.07 hereof. The Administrative Agent and the Company may, for all purposes of this Agreement, treat any Lender as the holder of any Note drawn to its order (and owner of the Loans evidenced thereby) until written notice of assignment or other transfer shall have been received by them from such Lender. Notwithstanding anything to the contrary, any Lender may at any time assign all or any portion of its rights under this Agreement, its Notes and the other Financing Documents to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations under the Financing Documents.

      12.07 Confidentiality. Each Lender agrees to exercise all reasonable efforts to keep confidential any information delivered or made available by the Company to it which is clearly indicated to be confidential information; provided that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender, (ii) to its officers, directors, employees, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (v) which has been publicly disclosed, (vi) to the extent reasonably required in connection with any litigation to which the Administrative Agent, any Lender, the Company or their respective affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder, (viii) to such Lender's legal counsel and independent auditors, and (ix) to any actual or proposed participant or assignee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 12.07.

      12.08 Survival. The obligations of the Company under Sections 2.02(g), 5.08, 6.01, 6.05, 6.06, 6.07, 12.03 and 12.04 hereof and the obligations of the
Lenders under Section 11.05 shall survive the repayment of the Loans and Reimbursement Obligations and the termination of the Working Capital Commitments and the Letters of Credit.

      12.09 Captions. The table of contents and the captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

      12.10 Counterparts; Integration. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral and written, relating to the subject matter hereof (except to the extent specific reference is made to any such agreement in Section 2.04 hereof).

      12.11 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. THE COMPANY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH

OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 13. Conditions Precedent to Effectiveness.

      13.01 Effectiveness. This Amended Agreement shall become effective on the date (the "Effective Date") on which all of the following conditions precedent shall have been fulfilled to the satisfaction of the Administrative Agent:

            (a) Corporate Action. The Administrative Agent shall have received certified copies of the certificate of incorporation and by-laws of the Company and each Subsidiary and of all corporate action taken by the Company and such Subsidiary authorizing the execution, delivery and performance of, in the case of the Company, this Amended Agreement, and in the case of each Subsidiary Guarantor, the Guarantor Acknowledgment (including, without limitation, a certificate of the Company and such Subsidiary Guarantor setting forth the resolutions of its Board of Directors authorizing the transactions contemplated thereby).

            (b) Incumbency. The Company and each Subsidiary shall have delivered to the Administrative Agent a certificate in respect of the name and signature of each of the officers (i) who is authorized to sign on its behalf, in the case of the Company, this Amended Agreement, and in the case of each Subsidiary Guarantor, the Guarantor Acknowledgment and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Basic Documents. The Administrative Agent and each Lender may conclusively rely on such certificates until it receives notice in writing from the Company to the contrary.

            (c) Notes. The Administrative Agent shall have received a new Working Capital Note for each Lender, duly completed and executed.

            (d) Fees and Expenses. The Company shall have paid to the Administrative Agent, for its account and for the account of the Lenders, fees in the amounts previously agreed upon among the Company and the Administrative Agent; and shall have in addition paid to the Administrative Agent all amounts payable under Section 12.03 hereof on or before the Effective Date.

            (e) Opinions of Counsel to the Company. The Administrative Agent shall have received opinions of Gerald M. Haines II, General Counsel and Secretary of the Company, and Ropes & Gray, Massachusetts counsel to the Company, together substantially to the effect of Exhibit D hereto and covering such other matters relating to the transactions contemplated hereby as the Majority Lenders may reasonably request.

            (f) Opinion of Special Counsel to the Administrative Agent. The Administrative Agent shall have received an opinion of Davis Polk & Wardwell, substantially in the form of Exhibit E hereto, with such changes as are satisfactory to the Administrative Agent, and covering such other matters relating to the transactions contemplated hereby as the Majority Lenders may reasonably request.

            (g) Projections. Each of the Lenders shall have received a copy of, and shall be satisfied with, projections of the financial condition, income and cash flow of the Company and its Subsidiaries for the fiscal years 1998 through 2002 prepared by management of the Company.

            (h) Machinery and Equipment Certificate. The Lenders shall have received a certificate of a Senior Officer satisfactory to the Administrative Agent setting forth the cost of all material machinery and equipment of the Company and its Subsidiaries acquired since April 7, 1994 that is operational on the Effective Date.

            (i) Counterparts. The Administrative Agent shall have received counterparts of this Amended Agreement and the Guarantor Acknowledgment executed and delivered by or on behalf of each of the parties thereto (or, in the case of any Lender as to which the Administrative Agent shall not have received such a counterpart, the Administrative Agent shall have received evidence satisfactory to it of the execution and delivery by such Lender of a counterpart of this Amended Agreement).

            (j) Other Documents. The Administrative Agent shall have received such other documents relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.

      On the Effective Date the Original Agreement will be automatically amended and restated in its entirety to read as set forth herein. On and after the Effective Date (i) the rights and obligations of the parties hereto shall be governed by this Amended Agreement; provided that rights and obligations of the parties hereto with respect to the period prior to the Effective Date shall continue to be governed by the provisions of the Original Agreement as in effect prior to the Effective Date, and (ii) each reference to "the date hereof" shall mean "the Effective Date". From and including the Effective Date, the "Term Commitment" (as defined in the Original Agreement) of each Lender shall, for administrative convenience, be incorporated in the Working Capital Commitment of such Lender; each "Term Loan" (as defined in the Original Agreement) of each Lender shall, for administrative convenience, be treated as a Loan made under the Working Capital Commitment of such Lender, and it is agreed that there has been no permanent reduction in respect of any such "Term Loan" (as so defined) as a result thereof; and the Working Capital Commitment of each Lender shall be the amount set forth opposite the name of such Lender on the signature pages hereof, as such amount may be reduced from time to time pursuant to Section 2.03 hereof. Upon the reasonable request of the Company, and with the consent of the Majority Lenders (not to be unreasonably withheld), the Lenders will enter into an amendment to this Agreement which will again segregate the "Term Loans" (as so defined) from the Loans.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                              APPLIED EXTRUSION TECHNOLOGIES, INC.


                              By: /s/ Anthony J. Allott
                                  ----------------------------------
                                  Title: Chief Financial Officer

                              Address for Notices:

                                  Applied Extrusion Technologies, Inc.
                                  3 Centennial Road
                                  Peabody, MA 01960
                                  Attention: Anthony J. Allott
                                  Telecopy Number: 508-538-1557

                              Copy to:

                                  Ropes & Gray
                                  One International Place
                                  Boston, MA 02110
                                  Attention: Winthrop G. Minot
                                  Telecopy Number: 617-951-7050

Working Capital               THE CHASE MANHATTAN BANK
Commitment:
$13,000,000
                              By: /s/ Mary Elisabeth Swerz
                                  ----------------------------------
                                  Title: Vice President

                              Address for Notices:

                                  The Chase Manhattan Bank
                                  270 Park Avenue, 38th Floor
                                  New York, New York 10017-2070
                                  Attention: Mary Elisabeth Swerz

                                  Telecopy Number: (212) 270-7939

                              Copy to:

                                  The Chase Manhattan Bank
                                  270 Park Avenue, 38th Floor
                                  New York, New York 10017-2070
                                  Attention: David F. Santos

                                  Telecopy Number: (212) 270-6759

                              Lending Offices for all Loans:

                                  The Chase Manhattan Bank
                                  1 Chase Manhattan Plaza, 8th Floor
                                  New York, New York 10081
                                  Attention: Loan & Agency Services

                                  Telecopy Number: (212) 552-5777

Working Capital               LASALLE BUSINESS CREDIT, INC.
Commitment:
$15,500,000
                              By: /s/ J. David Kommalan
                                  ----------------------------------
                                  Title: First Vice President

                              Address for Notices:

                                  LaSalle Business Credit, Inc.
                                  120 East Baltimore Street
                                  Suite 1802
                                  Baltimore, Maryland 21202
                                  Attention: John Baier
                                  Telecopy Number: (410) 837-0644

                              Lending Offices for all Loans:

                                  LaSalle Business Credit, Inc.
                                  120 East Baltimore Street
                                  Suite 1802
                                  Baltimore, Maryland 21202
                                  Attention: John Baier

                                  Telecopy Number: (410) 837-0644

Working Capital               FLEET NATIONAL BANK
Commitment:
$15,500,000
                              By: /s/ H. Ellery Perkinson
                                  ----------------------------------
                                  Title: Assistant Vice President

                              Address for Notices:

                                    Fleet National Bank
                                    MAOFD04G
                                    1 Federal Street
                                    Boston, MA 02110
                                    Attention: H. Ellery Perkinson

                                    Telecopy Number: (617) 346-4827

                              Lending Office for all Loans:

                                    Fleet National Bank
                                    MAOFD047E
                                    1 Federal Street
                                    Boston, MA 02110
                                    Attention: ABL Services

                                    Telecopy Number: (617) 346-0846

Working Capital               PNC BANK, N.A.
Commitment:
$13,000,000
                              By: /s/ Craig T. Sheetz
                                  ----------------------------------
                                  Title: Vice President

                              Address for Notices:

                                  PNC Bank, National Association
                                  1600 Market Street, 31st Floor
                                  Philadelphia, PA 19103
                                  Attention: Craig T. Sheetz

                                  Telecopy Number: (215) 585-4771

                              Lending Office for all Loans:

                                  PNC Bank, National Association
                                  Two Tower Center
                                  Boulevard - Eighth Floor
                                  East Brunswick, New Jersey 08816
                                  Attention: Nikky Oyeniya or
                                             Elizabeth Strong

                                  Telecopy Number: (732) 220-4399

Working Capital               FIRST UNI0N NATIONAL BANK
Commitment:                   successor by Merger to Signet Bank
$13,000,000

                              By: /s/ Doug Boothe
                                  ----------------------------------
                                  Title: Vice President

                              Address for Notices:

                                  First Union National Bank
                                  301 South College Street, DC-5
                                  Charlotte, NC 28288-0737
                                  Attention: Doug Boothe

                                  Telecopy Number: (704) 374-2703

                              Lending Office for all Loans:

                                  First Union National Bank
                                  301 South College Street, DC-5
                                  Charlotte, NC 28288-0737
                                  Attention: Doug Boothe

                                  Telecopy Number: (704) 374-2703

Total Working Capital Commitments

$70,000,000
                            THE CHASE MANHATTAN BANK,
                               as Administrative Agent


                            By: /s/ Mary Elisabeth Swerz
                               ------------------------------------
                                    Title: Vice President

                            Address for Notices:

                               The Chase Manhattan Bank
                               1 Chase Manhattan Plaza
                               New York, New York 10081
                               Attention: Loan & Agency Services

                               Telecopy Number: (718) 242-6411

                            Copies to:

                               Chase Securities Inc.
                               270 Park Avenue, 38th Floor
                               New York, New York 10017-2070
                               Attention: Peter A. Dedousis

                               Telecopy Number: (212) 270-7935

                               The Chase Manhattan Bank
                               270 Park Avenue, 38th Floor
                               New York, New York 10017-2070
                               Attention: David F. Santos

                               Telecopy Number: (212) 270-6759

                                                                      SCHEDULE I


                              ASSIGNED AGREEMENTS


1. Sale and Purchase Agreement between Hercules Incorporated and Applied Extrusion Technologies, Inc., dated as of March 8, 1994.

                                                                     SCHEDULE II

                               Security Documents

Title Insurance
Mortgage/Deed of Trust                      Amount

Mortgage, Assignment of Leases and          $8,375,000
Rents, Security Agreement and               (Lawyers Title Insurance Corporation
Financing Statement dated as of April       Policy # 135-00-097521)
6, 1994 between the Company and the
Administrative Agent, relating to U.S.
Highway 41N, Terre Haute, Indiana,
recorded April 7, 1994 in Mortgage
Record P-20, Page 1528 in the records
of Recorder's Office of Vigo County,
Indiana, as amended by Amendment
No. 1 to Mortgage, Assignment of
Leases and Rents, Security Agreement
and Financing Statement dated as of
January 29, 1998

Deed of Trust, Assignment of Leases         $5,875,000
and Rents, Security Agreement and           (Lawyers Title Insurance Corporation
Financing Statement dated as of April       Policy # 135-00-217790)
6, 1994 between the Company and the
Administrative Agent, relating to
Foster Plant, Edgemont Drive,
Covington, Virginia, recorded in Deed
Book 337, Page 589 in the Clerk's
Office of Circuit Court for County of
Allegheny, Commonwealth of
Virginia, as amended by Amendment
No. 1 to Deed of Trust, Assignment of
Leases and Rents, Security Agreement
and Financing Statement dated as of
January 29, 1998

Title Insurance
Mortgage/Deed of Trust                      Amount

Mortgage, Assignment of Leases and          $5,312,500
Rents, Security Agreement and               (Commonwealth Land Title Insurance
Financing Statement dated as of April       Company Policy # 940587-BOS)
6, 1994 between the Company and the
Administrative Agent, relating to 96
Swampscott Road, Salem,
Massachusetts 01970, filed in Essex
South Registry District of the Land
Court on April 4, 1994 as Document
No. 297526 and noted on the
Certificate of Title No. 60656, as
amended by Amendment No. 1 to
Mortgage, Assignment of Leases and
Rents, Security Agreement and
Financing Statement dated as of
January 29, 1998

Mortgage, Assignment of Leases and          $3,875,000
Rents, Security Agreement and               (Lawyers Title Insurance Corporation
Financing Statement dated as of April       Policy # 112-01-349546)
6, 1994 between the Company and the
Administrative Agent, relating to
Industrial Drive and Haveg Road,
Middletown, Delaware, recorded on
April 8, 1994 in Mortgage Book 3368,
Page 19 with the New Castle County
Recorder of Deeds, as amended by
Amendment No. 1 to Mortgage,
Assignment of Leases and Rents,
Security Agreement and Financing
Statement dated as of January 29,
1998

Title Insurance
Mortgage/Deed of Trust                      Amount

Deed of Movable and Immovable               $1,603,913
Hypothec dated April 7, 1994 between        (First America Title Insurance
Applied Extrusion Technologies              Company Policy # PQLOOOOOOO2)
(Canada) Inc. and the Administrative
Agent, relating to 3362 Chemin de la
Baronnie, Varennes, Quebec, as
amended by a Supplemental Deed of
Movable and Immovable Hypothec
dated January 29, 1998 between
Applied Extrusion Technologies
(Canada), Inc. and the Administrative
Agent relating to the said property.

                                                                    SCHEDULE III


                            [intentionally deleted]

                                                                     SCHEDULE IV


                            Special Account Debtors

Receivables due from each of the following account debtors may be included in Eligible Receivables without regard to the limitation imposed by clause (i) of the definition of Eligible Receivables:

            Printpack, Inc.
            Bryce Corp.
            James River Corporation
            Alusuisse Flexible Packaging, Inc.
            Jaite Packaging
            Johnson & Johnson

The Administrative Agent (with the consent of the Majority Lenders) may notify the Company from time to time of additions to or deletions from this Schedule or of the maximum percentage of the aggregate of all Receivables for which the account debtors set forth above are approved.

                                                                      SCHEDULE V


                                  Investments

      Subsidiaries of Applied Extrusion Technologies, Inc.

1.    Applied Extrusion Technologies (Canada), Inc.
2.    Applied Extrusion Technologies, Limited

Investments

1. Secured Note dated July 19, 1993 by NMC of North America, Inc. in favor of the Company in the original principal amount of $800,000.

2. Secured Note dated July 19, 1993 by NMC of North America, Inc. in favor of the Company in the original principal amount of $200,000.

Note: As of the date of this Agreement, $200,000 was still owed to AET by NMC;
      maturity is 7/19/98.

                                                                     SCHEDULE VI


            Credit Agreements, Letters of Credit, Liens, etc.

1. Provident National Leasing Corporation 60-month telephone equipment lease dated 6/17/92 at a monthly rental of $l,883.21.

2. IBM Credit Corporation 30-month computer equipment lease (term lease supplement) dated 6/2/93 at a monthly rental of $1,289.

3.          AT&T Capital Canada -- Expires 12/31/99
            Rental of telephone system $10,650.00/year, monthly payments.

4.          Xerox Canada, Inc. - Expires 12/02/95
            Rental of 2 photocopiers 1065/5052 at a rental of $12,700/year, Quarterly payments.

                                                                    SCHEDULE VII


                             Environmental Matters


1. Asbestos is present throughout the facility located in Covington, Virginia ("Covington").

2. There is an ongoing investigation being conducted by the EPA at Covington relating to the asbestos removal program involving the abandoned Fibers Building.

3. Three USTs were removed from the area adjacent to the powerhouse at Covington in 1986. The Commonwealth of Virginia has been notified of a potential release in this area.

4. The Covington facility has three wastewater lagoons which are permitted by the VPDES. Phase II testing at and near the site of the lagoons indicates that there may be levels of 1,1-dichloroethene and heptachlor epoxide exceeding levels of state regulatory concern.

5. The Covington facility is listed on CERCLIS with the notation "no further action". The Company is aware that two disposal sites used in connection with the Covington facility, Cyanokem, in Detroit, Michigan and Chem Met Services in Wyandotte, Michigan are listed on the Michigan State Priority List.

6. There is a former on-site solid waste disposal area at Covington (not including the area to be retained by Hercules, Inc. known as the Hercules Industrial Landfill) located near the wastewater lagoon. Results of testing conducted at or near this area are described in no. 4 above.

7. Approximately 2,400 gallons of no. 2 fuel oil were released as a result of the overfill of an aboveground fuel oil storage tank at Terre Haute.

8. The facility located in Varennes, Quebec has conducted training at a "fire practice area" where small amounts of gasoline, no. 2 fuel oil and kerosene were ignited. It is possible that some of the petroleum compounds were spilled and/or spread on the soils in the area.

9. The Company has received an information request with respect to the Solvent Recovery Services of New England Site in Southington, Connecticut. A predecessor entity has assumed responsibility for that notice.

                                                                   SCHEDULE VIII


                                   Insurance

Type:              Property & Boiler
Insurer:                 Industrial Risk Insurers (IRI)
Effective Date:          10/1/97 - 10/1/98
                         $799,092,000 Blanket
                         $100,000,000 Earthquake (Annual Aggregate)
                         $100,000,000 Flood (Annual Aggregate)
             Note #1:    Additional sublimits apply. Refer to policy forms.
             Note #2:    Coverage includes U.S. and Canada
             Note #3:    Coverage includes Business Interruption and Boiler and
                         Machinery coverages

--------------------------------------------------------------------------------

Type:              Workers' Compensation
Insurer:                 Travelers Insurance Company
Effective Date:          10/1/97 - 10/1/98
                         Statutory Benefits (Workers' Compensation)
                         $500,000 (Employer's Liability)

--------------------------------------------------------------------------------

Type: Comprehensive General Liability (including premises and operations liability as well as products and completed operations liability coverage, including Canada operations)
Insurer:                 Travelers Insurance Company
Effective Date:          10/1/97 - 10/1/98
Limit:                   $1,000,000 Each Occurrence
                         $2,000,000 Products/Completed Operations
                         $2,000,000 General Aggregate (Per Location).

--------------------------------------------------------------------------------

Type:              Automobile Liability
Insurer:           Travelers Insurance Company
Effective Date:    10/1/97 - 10/1/98
Limit:             $1,000,000 each occurrence; includes Canada (Combined Single
                   Limit)

--------------------------------------------------------------------------------

Type:              Comprehensive Crime Coverage
Insurer:           National Union Fire Insurance Company
Effective Date:    10/1/97 - 10/1/98
Limit:             $3,000,000 single loss limit

--------------------------------------------------------------------------------

Type:              Ocean Cargo and Inland Marine
Insurer:           American International Group (AIG)
Effective Date:    April 7, 1994 until canceled
Limit:             $1,000,000 limit per shipment; covers shipments in transit, worldwide coverage

--------------------------------------------------------------------------------

Type:              Foreign Liability (excluding U.S. and Canada)
Insurer:           Chubb - Great Northern
Effective Date:    10/1/97 - 10/1/98
                   $1,000,000 CSL Commercial General Liability including
                   Products
                   $1,000,000 CSL Automobile DIC/Excess Liability
                   Foreign Voluntary Workers' Compensation
                   $100,000 Employer's Liability

--------------------------------------------------------------------------------

Type:              Umbrella/Excess Liability
Insurer:           Fireman's Fund Insurance Company
Effective Date:    10/1/97 - 10/1/98
Limit:             $25,000,000 each occurrence/aggregate


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